Exhibit 10.13

SECURITIES PURCHASE AGREEMENT

By and Among

ATLAS PIPELINE MID-CONTINENT LLC,

ATLAS PIPELINE PARTNERS, L.P.,

SPECTRA ENERGY PARTNERS OLP, LP,

AND

SPECTRA ENERGY PARTNERS, LP

dated as of April 7, 2009

i

(continued)

(continued)

(continued)

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Assignment
Exhibit C	Form of Transition Services Agreement

Schedules

Schedule 1.1(A)	Change of Control Agreements
Schedule 1.1(B)	Excluded Assets
Schedule 1.1(C)	Seller Knowledge Parties
Schedule 1.1(D)	Buyer Knowledge Parties
Schedule 1.1(E)	Material Adverse Effect
Schedule 1.1(F)	Permitted Liens
Schedule 3.5	No Conflicts
Schedule 3.6(a)	Exceptions to Legal Compliance
Schedule 3.6(b)	Approvals and Consents
Schedule 3.7(a)	Financial Statements
Schedule 3.7(b)	Financial Statement Exceptions
Schedule 3.8(a)	Liabilities
Schedule 3.8(b)	Adverse Changes
Schedule 3.8(c)	No Other Business
Schedule 3.9	Litigation
Schedule 3.10(a)	Material Properties
Schedule 3.10(a)(1)	Owned Real Property and Easements
Schedule 3.10(a)(2)	Personal Property
Schedule 3.10(b)	Pipeline System Map
Schedule 3.11	Intellectual Property
Schedule 3.12	Material Contracts
Schedule 3.13	Environmental Law – Violations, Investigations and Orders
Schedule 3.14	Tax Exceptions
Schedule 3.15	FERC Proceedings
Schedule 3.16	Seller’s Security
Schedule 3.18	Seller Insurance
Schedule 3.20(a)	Historical Throughput Data
Schedule 3.20(b)	Wellhead Imbalances
Schedule 3.21(a)	Benefit Plans
Schedule 3.21(e)	Officers
Schedule 3.21(f)	Subject Employees
Schedule 3.21(h)	Individual Employment Agreements
Schedule 3.22	Bank Accounts
Schedule 3.23	Transactions with Affiliates
Schedule 3.24	Form of Change of Control Agreements
Schedule 3.25	Data Room
Schedule 5.1	Approved Actions

Schedule 5.1(g)	Approved Capital Expenditures
Schedule 5.1(h)	Approved Settlements
Schedule 5.3(b)	FCC Licenses
Schedule 5.11	Seller’s Security Buyer must Replace

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 7th day of April, 2009, by and among Atlas Pipeline Mid-Continent LLC, a Delaware limited liability company (“Seller”), and Spectra Energy Partners OLP, LP, a Delaware limited partnership (“Buyer”), and, solely for the purposes of Section 8.19, Atlas Pipeline Partners, L.P., a Delaware limited partnership (“Seller Parent”), and, solely for the purposes of Section 8.19, Spectra Energy Partners, LP, a Delaware limited partnership (“Buyer Parent”).

RECITALS:

WHEREAS, Seller owns, beneficially and of record, (i) all of the issued and outstanding membership interests of Atlas Arkansas Pipeline LLC, an Oklahoma limited liability company (“AAP”), and (ii) all of the issued and outstanding membership interests of Mid-Continent Arkansas Pipeline, LLC, an Arkansas limited liability company (“MAP,” and together with AAP, the “NOARK Holding Companies”);

WHEREAS, AAP owns, beneficially and of record, a 74% general partnership interest and a 1% limited partnership interest in NOARK Pipeline System, Limited Partnership, an Arkansas limited partnership (“NOARK”), and MAP owns, beneficially and of record, a 25% general partnership interest in NOARK;

WHEREAS, NOARK owns, beneficially and of record, (i) all of the issued and outstanding membership interests in Ozark Gas Transmission, L.L.C., an Oklahoma limited liability company (“OGT”), and (ii) all of the issued and outstanding membership interests of Ozark Gas Gathering, L.L.C., an Oklahoma limited liability company (“OGG” and, together with OGT and NOARK, the “Ozark Gas Companies”);

WHEREAS, NOARK owns, beneficially and of record, all of the issued and outstanding membership interests in NOARK Energy Services, LLC, an Oklahoma limited liability company (“NES”);

WHEREAS, the Ozark Gas Companies own and operate (i) a FERC-regulated interstate natural gas transmission pipeline system, which consists of a 565-mile interstate natural gas pipeline extending from southeast Oklahoma through Arkansas to southeast Missouri, for the provision of interstate natural gas transportation services, and (ii) a 365-mile natural gas gathering system located in eastern Oklahoma and western Arkansas that is not subject to FERC regulation, for the provision of natural gas gathering services, as well as associated equipment and systems (collectively, the “Business”); and

WHEREAS, Buyer desires to acquire the Business by purchasing from Seller all of the issued and outstanding membership interests of the NOARK Holding Companies (the “Equity Interests”), and Seller desires to sell and deliver to Buyer all of the Equity Interests, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants contained in this Agreement as well as such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN INTERPRETIVE MATTERS

1.1 Definitions. In addition to the terms defined elsewhere herein, the following terms have the following respective meanings when used herein with initial capital letters:

“AAP” has the meaning set for in the Recitals to this Agreement.

“Accountant” has the meaning set forth in Section 2.4(e)(i).

“Acquisition Proposal” shall mean any proposal or offer by a third party for (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of transactions (whether related or unrelated) in which any issued and outstanding membership interest of any of the members of the NOARK Group, either directly or indirectly, or all or a material portion of the assets of any of the members of the NOARK Group would be acquired by any third party, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of any of the members of the NOARK Group, in a single transaction or series of transactions (whether related or unrelated) other than in the ordinary course of business, or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided, however, that none of the following shall be deemed to be an “Acquisition Proposal”: (x) any merger, consolidation, share exchange, business combination or other similar transaction or series of transactions (whether related or unrelated) that constitutes a change of control of Seller Parent or Atlas America, Inc. or any sale by Seller Parent or Atlas America, Inc. of all or substantially all of its assets; or (y) any sale, exchange, transfer or other disposition of assets of Seller Parent or Atlas America, Inc. in which the Equity Interests do not represent more than 25% of the total net book value of the assets being transferred in a single transaction, provided that any such transaction shall not be in derogation of the Buyer’s rights under this Agreement, nor prevent or delay in any material respect the consummation of the transactions contemplated by this Agreement in the manner contemplated hereby.

“Actively Employed” has the meaning set forth in Section 5.17(a).

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified. For the purposes of this definition, “control” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

“Area” means all counties in which the Pipeline System is located as of the Closing Date.

“Assets” means and shall include all assets, rights, interests, contract rights, accounts, claims, credits, franchises and properties of the NOARK Group, whether real, personal, tangible or intangible.

“Assignment” has the meaning set forth in Section 2.2(b)(ii).

“Audited Financials” has the meaning set forth in Section 2.7(c).

“Beneficiary” has the meaning set forth in Section 8.19(a).

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day other than a Saturday or Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Business Permits” has the meaning set forth in Section 3.6(a).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Employer” has the meaning set forth in Section 5.17(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 7.3(a).

“Buyer Marks” has the meaning set forth in Section 5.12(b).

“Buyer Material Adverse Effect” has the meaning set forth in Section 4.1.

“Buyer Obligations” has the meaning set forth in Section 8.19(a).

“Buyer Parent” has the meaning set forth in the Preamble.

“Buyer Protected Information” has the meaning set forth in Section 5.14.

“Buyer Representatives” has the meaning set forth in Section 5.8(a).

“Cap Amount” has the meaning set forth in Section 7.3(a).

“Capital Lease Obligations” means with respect to any Person, for any applicable period, the obligations of such Person that are permitted or required to be classified and accounted for as capital obligations under GAAP, and the amount of such obligations at any date will be the capitalized amount of such obligations at such date determined in accordance with GAAP.

“CERCLA” has the meaning set forth in the definition of Environmental Laws.

“Change of Control Agreements” means those certain Change of Control Agreements listed on Schedule 1.1(A).

“Claim Notice” has the meaning set forth in Section 7.5(a).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Date Estimate” has the meaning set forth in Section 2.4(b).

“Closing Statement” has the meaning set forth in Section 2.4(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Business” means any business organization of whatever form engaged in the gas gathering or gas transportation business in the Area.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of December 11, 2008, between Seller Parent, Atlas America, Inc., Atlas Pipeline Holdings, L.P., Atlas Energy Resources, LLC and Spectra Energy Corp.

“Continuing Employee” has the meaning set forth in Section 5.17(a).

“Current Assets” means and shall include all cash, cash equivalents, short-term investments, any accounts receivable and accrued revenue associated with accounts receivable, and other current assets of the NOARK Group, as determined in accordance with GAAP; provided that, as used in this Agreement, Current Assets shall not include (i) deferred Tax assets or any Tax receivables, (ii) Intercompany Receivables, and (iii) any inventory.

“Current Liabilities” means and shall include all accounts payable and accrued expenses associated with accounts payable, and other current liabilities of the NOARK Group, as determined in accordance with GAAP, as well as any and all credits, refunds or rebates due to shippers; provided that, as used in this Agreement, Current Liabilities shall not include (i) deferred Tax liabilities, and (ii) Intercompany Payables.

“Damages” has the meaning set forth in Section 7.3(a).

“Data Room” has the meaning set forth in Section 1.2.

“Deductible Amount” has the meaning set forth in Section 7.3(a).

“Dispute Notice” has the meaning set forth in Section 2.4(d).

“Easements” has the meaning set forth in Section 3.10(b).

“EBITDA” means net income, (i) plus interest expense, income taxes, depreciation and amortization, and (ii) excluding any extraordinary items, in each case determined in accordance with GAAP.

“Effective Date” means April 7, 2009.

“Employee Plans” has the meaning set forth in Section 3.21(a).

“Environmental Laws” means any and all applicable Laws of any Governmental Authority pertaining to pollution or protection of the environment currently in effect in any and all jurisdictions in which any of the Ozark Gas Companies’ facilities are located or in which any of their operations are conducted, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, and any Laws pertaining to the handling, transportation or storage of wastes or other substances (including hazardous substances) governed by Environmental Laws or the use, maintenance, and closure of surface impoundments, as that term is defined under RCRA. For purposes of this Agreement, the terms “hazardous substance” and “release” (or “threatened release”) have the respective meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the respective meanings specified in RCRA; provided, however, that to the extent the Laws of the jurisdiction in which the property is located or the operations are conducted establish a meaning for “hazardous substance,” “release,” “solid waste” or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

“Equity Interests” has the meaning set forth in the Recitals to this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first Person, or that is a member of the same “controlled group” as the first Person pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” shall mean the escrow account maintained by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” shall mean JPMorgan Chase Bank, National Association.

“Escrow Agreement” shall mean an escrow agreement in the form attached hereto as Exhibit A.

“Escrow Amount” shall have the meaning set forth in Section 2.2(c).

“Excluded Assets” shall mean those certain assets and interests of any Affiliate of Seller (excluding the NOARK Group) as described in reasonable detail on Schedule 1.1(B).

“FCC” means the Federal Communications Commission.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Filings” has the meaning set forth in Section 2.7(b).

“Final Closing Statement” has the meaning set forth in Section 2.4(e)(iv).

“Final Purchase Price” has the meaning set forth in Section 2.1.

“Final Settlement Date” has the meaning set forth in Section 2.4(d).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“Governmental Authorities” means any federal, state, municipal, local, foreign or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Guarantor” has the meaning set forth in Section 8.19(a).

“Hire Date” has the meaning set forth in Section 5.17(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person, at any date, without duplication, (i) all obligations of such Person for borrowed money (or issued in substitution for or exchange of indebtedness for borrowed money), including without limitation all principal, interest, premiums, fees, expenses, overdrafts, and penalties with respect thereto, whether short-term or long-term, and whether secured or unsecured, (ii) all obligations of such Person evidenced by mortgages, bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than current trade payables incurred in the ordinary course of business), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all guarantees, whether direct or indirect, by such Person of Indebtedness of others or Indebtedness of any other Person secured by any property or assets of such Person, (viii) all Capital Lease Obligations of such Person, (ix) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange arrangements or other interest or exchange rate commodity or other hedging arrangements, (x) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness, obligations or guarantees, (xi) any off-balance sheet financing (but excluding all operating leases that are not Capital Lease Obligations), (xii) any other obligation that in accordance with GAAP is required to be reflected as debt on the balance sheet of a Person, and (xiii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 7.5(a).

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Initial Adjustment” has the meaning set forth in Section 2.4(b).

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including without limitation: (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“Intercompany Payables” shall mean all payables owed by any member of the NOARK Group to Seller or any of Seller’s Affiliates (other than members of the NOARK Group).

“Intercompany Receivables” shall mean all receivables owed to any member of the NOARK Group by Seller or any of Seller’s Affiliates (other than members of the NOARK Group).

“Interim Period” means the period of time from the Effective Date until (and including) the Closing Date.

“Interim Period Economics” means EBITDA generated from the Business during the Interim Period, less all capital expenditures made by the NOARK Group in connection with the Business during the Interim Period that are permitted pursuant to the terms of this Agreement; provided, however, that (i) if in any given month the total of such capital expenditures exceeds $200,000 in the aggregate, then no additional capital expenditures in excess of $200,000 will be included for such month in the determination of the Interim Period Economics unless Buyer consents to any such capital expenditure in accordance with Section 5.1, and (ii) the amount of such Interim Period Economics shall not be less than zero.

“Knowledge” means (a) with respect to Seller or Seller Parent, the actual knowledge of any of the persons listed on Schedule 1.1(C), and (b) with respect to Buyer, the actual knowledge of any of the persons listed on Schedule 1.1(D).

“Law” means any federal, state, county, city, municipal, foreign or other government statute, law, rule, regulation, ordinance, Order, code or requirement (including pursuant to any settlement agreement or consent decree) and any permit or license granted under any of the foregoing, or any requirement under common law.

“Liabilities” or “Liability” has the meaning set forth in Section 3.8(a).

“Lien” means with respect to any property or asset, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, charge, option, preemptive purchase right, easement, encumbrance or security interest in respect of such property or asset.

“MAP” has the meaning set forth in the Recitals to this Agreement.

“Material Adverse Effect” means, with respect to the NOARK Group, any state of facts, circumstance, change or effect that is materially adverse to the Business, financial condition or results of operations of the NOARK Group, taken as a whole, or on the ability of any of Seller or Seller Parent to complete the transactions contemplated herein; provided, however, that none of the following (or the effects thereof) will be deemed to constitute, and none of the following will be taken into account in determining whether there has been or if there is reasonably likely to be, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions in the industries or markets in which the Ozark Gas Companies operate (including changes in commodity prices), except to the extent that such changes affect the Ozark Gas Companies in a materially disproportionate and adverse manner when compared to companies of similar size operating in the same industry or market as the Ozark Gas Companies, (ii) national or international political, social or economic conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or a general economic recession, (iii) financial, debt, credit, or securities markets (including any disruption thereof) in the United States or elsewhere, (iv) changes in GAAP or any other accounting principles applicable to the Ozark Gas Companies, or the interpretation thereof, (v) changes in Laws, or the interpretation thereof, (vi) the performance, announcement, or consummation of this Agreement and the transactions contemplated hereby, unless the execution, delivery or performance of this Agreement would otherwise cause Seller or any of the NOARK Group to breach any Material Contract, Law or representation under this Agreement, (vii) the taking of any action (or omitting to take any action) expressly contemplated by the Transaction Documents or the taking of any action (or omitting to take any action) that Buyer has requested or to which Buyer has expressly consented, unless the execution, delivery or performance of the Transaction Documents would otherwise cause any of Seller or the NOARK Group to breach any Material Contract, Law or representation under this Agreement, or (viii) those matters set forth on Schedule 1.1(E); and (b) any adverse change in or effect on the Business that is cured by Seller or the NOARK Group, as applicable, prior to the Closing.

“Material Contracts” means any and all contracts, obligations, undertakings, agreements, notes, bonds, debentures, guaranties, leases, licenses, or other agreements or commitments (whether written or oral), including without limitations any amendments or modifications to the foregoing, to which any of the Ozark Gas Companies is a party or is bound and that are material to the Business or the NOARK Group, including, without limitation (a) any partnership, joint venture or other similar contract involving a sharing of profits, losses, costs or liabilities, other than the formation documents of the Ozark Gas Companies, or any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of shares, sale of interests, sale of assets or otherwise) or any natural gas pipeline interconnection agreement, (b) any contract that limits the freedom of either of the Ozark Gas Companies to compete in any line of business, geographic area or with any Person, (c) any warranty, guaranty, indemnity or other similar undertaking with respect to a contractual performance extended by or on behalf of the Ozark Gas Companies or the Business other than in the ordinary course of business and which would reasonably be expected to result in a liability to the Ozark Gas Companies of more than $200,000, (d) any material swap, option, hedge, futures or similar instrument or contract involving natural gas or other commodity trading, (e) each natural gas transportation and gathering services contract and each natural gas purchase and sale contract that is currently in effect and individually provides for annual payments or revenues in excess of $200,000, (f) any contract, the termination of which or the failure of which to be renewed, would reasonably be expected, individually or in the aggregate, to be material to the Business, (g) any contract that would prevent the consummation of the transactions contemplated by this Agreement, compliance by Seller with the terms, conditions and provisions hereof or the continued operation of the Business after the Closing Date on substantially the same basis as historically operated, (h) except for contracts of the nature described in clauses (a) through (g) above, any contract involving aggregate payments by or to any of the Ozark Gas Companies in excess of $200,000 in any calendar year ending after the date of this Agreement that cannot be terminated by such Ozark Gas Company that is party thereto upon 60 days or less notice without payment penalty in excess of $200,000, or (i) excluding any Seller’s Security, any contract that would require a payment to be made by the Ozark Gas Companies, either before or after the Closing, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, but only if all such payments in the aggregate equal or exceed $200,000; provided, however, that the term “Material Contracts” shall not include any Easements.

“Materiality Qualifier” means a qualification to a representation or warranty by use of the word “material,” “materially” or “materiality” or by a reference regarding the occurrence or non-occurrence or possible occurrence or non-occurrence of a Material Adverse Effect or Buyer Material Adverse Effect, as applicable.

“NES” has the meaning set forth in the Recitals to this Agreement.

“NOARK” has the meaning set forth in the Recitals to this Agreement.

“NOARK Group” means the Ozark Gas Companies and the NOARK Holding Companies collectively.

“NOARK Holding Companies” has the meaning set forth in the Recitals to this Agreement.

“NOARK Partnership Interests” has the meaning set forth in Section 3.2(b).

“NOARK Subsidiary Interests” has the meaning set forth in Section 3.2(c).

“Obligations” has the meaning set forth in Section 8.19(a).

“Obligor” has the meaning set forth in Section 8.19(a).

“Offered Employees” has the meaning set forth in Section 5.17(a).

“OGG” has the meaning set forth in the Recitals to this Agreement.

“OGT” has the meaning set forth in the Recitals to this Agreement.

“Order” means any judgment, injunction order, ruling, award or decree that is issued by a Governmental Authority.

“Ozark Documents” has the meaning set forth in Section 5.13(a).

“Ozark Gas Companies” has the meaning set forth in the Recitals to this Agreement.

“Ozark Monthly Financial Statements” has the meaning set forth in Section 3.7(a).

“Ozark Unaudited Financial Statements” has the meaning set forth in Section 3.7(a).

“Parties” means Seller, Seller Parent, Buyer, and Buyer Parent, and “Party” means any of them individually.

“Permitted Lien” means (i) Liens for taxes, assessments or other similar governmental charges that are not yet due and payable as of the Closing Date or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for in OGT’s or OGG’s balance sheet as of the Statement Date; (ii) any mechanics’, workmen’s, repairmen’s and other similar Liens arising or incurred in the ordinary course of business in respect of obligations that are not due and payable as of the Closing Date or that are fully and properly reserved in OGT’s or OGG’s balance sheet as of the Statement Date, or if not so reserved, are being contested in good faith; (iii) any Lien listed in the Schedules or in the notes to the Ozark Unaudited Financial Statements that is not related to Indebtedness; (iv) any Lien arising under any original purchase price conditional sales contract or equipment lease that is not related to Indebtedness, provided that such Liens do not exceed $200,000 in the aggregate; (v) the express terms and conditions of any Easement; (vi) any restrictive covenants, easements and defects, imperfections or irregularities of title not of record, if any, as would not reasonably be expected to materially and adversely affect the use or operation of assets affected thereby; (vii) current zoning and subdivision Laws applicable to the Business and the real property related thereto; (viii) the express terms and conditions of any Material Contract; (ix) any pledge or deposit to secure any obligation under any workers or unemployment compensation Law or similar legislation or to secure any public or statutory obligation; and (x) any Lien that will be released on or prior to the Closing.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, a business entity or any Governmental Authority.

“Pipeline System” has the meaning set forth in Section 3.10(b).

“Post-Closing Tax Period” means the portion of any Straddle Tax Period that is not included in a Pre-Closing Tax Period and any Tax period ending after the Closing Date that is not a Straddle Tax Period.

“Pre-Closing Tax Period” means any Prior Tax Period and the portion of any Straddle Tax Period that ends on the Closing Date.

“Prior Tax Period” means any Tax period that ends on or before the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.1.

“RAP” means the regulatory accounting principles set forth in the Uniform System of Accounts prescribed by the FERC.

“RCRA” has the meaning set forth in the definition of Environmental Laws.

“Required Working Capital Balance” means $2,700,000.

“Restricted Period” shall mean the period commencing at the Closing and expiring on the first anniversary of the Closing Date.

“Retention Period” has the meaning set forth in Section 5.13(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Fundamental Representations” has the meaning set forth in Section 7.1.

“Seller Indemnified Parties” has the meaning set forth in Section 7.4.

“Seller Marks” has the meaning set forth in Section 5.12(a).

“Seller Obligations” has the meaning set forth in Section 8.19(a).

“Seller Parent” has the meaning set forth in the Preamble.

“Seller Party” has the meaning set forth in Section 5.15(a).

“Seller Plans” shall mean all Employee Plans that are sponsored, maintained or contributed to by Seller or an Affiliate of Seller on behalf of the Subject Employees.

“Seller Representatives” has the meaning set forth in Section 5.8(a).

“Seller’s Security” has the meaning set forth in Section 3.16.

“Senior Secured Credit Facility” means the Revolving Credit and Term Loan Agreement and the Loan Documents (as defined therein), as amended, by and among Atlas Pipeline

Partners, L.P. and Wachovia Bank, N.A. as Administrative Agent to the lending parties thereto, among others, dated as of July 27, 2007.

“Statement Date” means December 31, 2008.

“Straddle Tax Period” means any Tax period that includes but does not end on the Closing Date.

“Subject Employees” has the meaning set forth in Section 3.21(f).

“Subsidiary” means, with respect to a specified Person, (a) in the case of a corporation or limited liability company, 50% or more of the securities, the holders of which are regularly entitled to vote for the election of directors or managers, is owned directly or indirectly by such Person, or (b) in the case of a trust, partnership or other Person, a trust, partnership or Person of which such specified Person owns directly or indirectly 50% or more of the beneficial interest or equity.

“Tax Return” means any report, statement, form, return, election, schedule or other document or information required to be supplied to a Governmental Authority in connection with Taxes, including any amendment or supplement thereto.

“Taxes” means (a) any federal, state, local or foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty, escheat obligations and any other tax, levy or other assessment including without limitation property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, or like assessment, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency or assessment; (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any obligation to indemnify any other Person under any agreement or arrangement with any other Person with respect to such item; or (d) any successor liability for the payment of any item described in clause (a), (b) or (c) of any other Person, including by reason of being a party to any merger, consolidation, conversion or otherwise.

“Third Party” has the meaning set forth in Section 5.15(a).

“Third Party Claim” has the meaning set forth in Section 7.5(b).

“Third Party Claim Notice” has the meaning set forth in Section 7.5(b).

“Transaction Documents” means this Agreement, the Assignment, the Transition Services Agreement and all other documents delivered pursuant to any of these agreements, collectively.

“Transfer Taxes” has the meaning set forth in Section 5.5.

“Transition Services Agreement” has the meaning set forth in Section 2.2(b)(iii).

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1989, as amended.

“Working Capital” means Current Assets minus Current Liabilities.

“Working Capital Adjustment” has the meaning set forth in Section 2.4(a).

“Working Capital Balance Sheet” has the meaning set forth in Section 2.4(c).

1.2 Certain Interpretive Matters. Unless the context requires otherwise, (a) all references to Sections, Articles, Exhibits or Schedules are to be Sections, Articles, Exhibits or Schedules of or to this Agreement, (b) each term defined in this Agreement has the meaning assigned to it, (c) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (d) words in the singular include the plural and vice versa, (e) the pronoun “his” refers to the masculine, feminine and neuter, the words “herein,” “hereby,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision, (f) the term “including” means “including without limitation,” (g) the term “made available to Buyer” and words of similar import means that the relevant documents, instruments or materials were either provided directly to Buyer through its representatives or posted and made available to Buyer for review in the Bowne Virtual Data Room located at https://bdr104409.bmcgroup.com/Login.aspx?ReturnUrl=%2fdefault.aspx (the “Data Room”) no later than April 5, 2009, and (h) with respect to the Business, the term “ordinary course of business” will be deemed to refer to the conduct of the Business in a manner consistent with the ordinary course of business prior to Closing and consistent with past custom and practice. All references to $ or dollar amounts will be to lawful currency of the United States. To the extent the term “day” or “days” is used, it will mean calendar days. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties hereto by reason of the extent to which any such Party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

1.3 Disclosure Schedules. Certain information contained in the Schedules is solely for informational purposes, may not be required to be disclosed pursuant hereto and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or is otherwise material regarding such Person. Each matter disclosed in any Schedule in a manner that makes its relevance to one or more other Schedules reasonably apparent on the face of such disclosure will be deemed to have been appropriately included in each such other Schedule (notwithstanding the presence or absence of any cross reference in any Schedule or the presence or absence of a reference to a Schedule in any representation or warranty).

ARTICLE II

PURCHASE AND SALE OF EQUITY INTERESTS; CLOSING

2.1 Purchase and Sale of Equity Interests. Seller and Buyer hereby agree that upon the terms and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, the Equity Interests, free and clear of all Liens other than transfer restrictions imposed on the Equity Interests pursuant to applicable securities Laws, for a purchase price equal to $300,000,000 (the “Purchase Price”), as such amount may be adjusted in accordance with Section 2.4 (the “Final Purchase Price”) as such amount may be further adjusted in accordance with Section 2.7. BUYER AND SELLER ACKNOWLEDGE AND AGREE THAT THE TERMS OF THIS AGREEMENT, INCLUDING THE LIMITATIONS ON, AND DISCLAIMERS OF WARRANTIES AND REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT ARE A BARGAINED FOR AND MATERIAL PART OF THE CONSIDERATION FOR THE EQUITY INTERESTS.

2.2 Closing.

(a) General. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jones Day, 717 Texas, Suite 3300, Houston, Texas 77002-2712, on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VI, or such other mutually agreeable date and time (the date on which Closing occurs, the “Closing Date”).

(b) Seller’s Closing Deliveries. Subject to the terms and conditions of this Agreement, at the Closing, Seller will deliver, or cause to be delivered, the following to Buyer:

(i) a certificate duly executed by a duly authorized officer of Seller, dated as of the Closing Date, certifying as to the matters set forth in Section 6.1(a)(iii);

(ii) a duly executed assignment of the Equity Interests, in substantially the form attached to this Agreement as Exhibit B (the “Assignment”);

(iii) a duly executed counterpart of the Transition Services Agreement, in substantially the form attached to this Agreement as Exhibit C (the “Transition Services Agreement”);

(iv) a duly executed certificate, in the form prescribed by Treasury Regulations under Section 1445 of the Code, stating that Seller (or its owner, if Seller is disregarded as an entity separate from its owner for federal tax purposes) is not a “foreign person” within the meaning of Section 1445 of the Code;

(v) a duly executed counterpart of a termination agreement with regard to the Confidentiality Agreement by Seller and its Affiliates that are a party thereto;

(vi) a duly executed receipt of Seller evidencing receipt of the Purchase Price, less the Escrow Amount and as adjusted pursuant to Section 2.4(b) and Section 2.7(c), if applicable;

(vii) evidence that all Liens under the Senior Secured Credit Facility relating to any and all assets pertaining to the Business have been released and terminated in form and content reasonably satisfactory to Buyer;

(viii) two copies of a CD-ROM containing all documents posted in the Data Room at any time after April 5, 2009 and up to, and including, the Closing Date, and a true, complete and correct index thereof;

(ix) a duly executed counterpart of the Escrow Agreement; and

(x) all other documents, certificates, instruments and writings required to be delivered at or prior to the Closing pursuant to this Agreement.

(c) Buyer’s Closing Deliveries. Subject to the terms and conditions of this Agreement, at the Closing, Buyer will deliver the following to Seller:

(i) a certificate duly executed by a duly authorized officer of Buyer, dated as of the Closing Date, certifying as to the matters set forth in Section 6.2(a)(iii);

(ii) the Purchase Price, less the Escrow Amount and as adjusted pursuant to Section 2.4(b) and Section 2.7(c), if applicable;

(iii) evidence of the deposit of $5,000,000 (the “Escrow Amount”) with the Escrow Agent;

(iv) a duly executed counterpart of the Transition Services Agreement;

(v) a duly executed counterpart of a termination agreement with regard to the Confidentiality Agreement by Buyer and its Affiliates that are a party thereto;

(vi) a duly executed counterpart of the Escrow Agreement; and

(vii) all other documents, certificates, instruments and writings required to be delivered at or prior to the Closing pursuant to this Agreement.

2.3 Pre-Closing Distributions. At any time and from time to time prior to the Closing, including on the Closing Date, Seller may cause any member of the NOARK Group to distribute all or any portion of the cash and cash equivalents held by any member of the NOARK Group to Seller so as to reduce the Working Capital of the NOARK Group on the Closing Date to the Required Working Capital Balance or as close thereto as is reasonably practicable; provided, however, that Seller may not cause any distribution to the extent it would result in a deviation from the Closing Date Estimate, would result in insufficient cash in the Business to support any outstanding drafts or would be in violation of the covenants set forth in Section 5.1.

2.4 Working Capital Adjustments.

(a) The Purchase Price shall be (i) increased on a dollar for dollar basis to the extent that the Working Capital as of the Closing Date is greater than the Required Working Capital Balance, or decreased on a dollar for dollar basis to the extent that the Working Capital as of the Closing Date is less than the Required Working Capital Balance and (ii) decreased by an amount equal to the Interim Period Economics (the cumulative effect of both such adjustments, being the “Working Capital Adjustment”).

(b) No less than 2 Business Days prior to the Closing Date, Seller shall prepare in consultation with, and deliver to, Buyer in writing a good faith estimate of the Working Capital Adjustment (the “Initial Adjustment”), together with its calculation of the Working Capital Adjustment in reasonable detail (the “Closing Date Estimate”), and the Purchase Price shall be adjusted at the Closing based upon such Closing Date Estimate.

(c) On or before the date that is 60 days after the Closing Date, Buyer shall prepare and deliver to Seller (i) (A) a consolidated balance sheet of the NOARK Group (the “Working Capital Balance Sheet”) reflecting the Working Capital as of the Closing (the “Closing Date Working Capital”), and (B) a consolidated statement of the NOARK Group showing in reasonable detail the calculation of the Interim Period Economics, and (ii) a statement (a “Closing Statement”) setting forth (x) a calculation of the Working Capital Adjustment, and (y) the Final Purchase Price (which shall take into account the Initial Adjustment made at the Closing pursuant to the Closing Date Estimate), each of which are to be prepared in accordance with GAAP. Seller shall reasonably cooperate with Buyer in the preparation of the Closing Statement and provide to Buyer such data and information as Buyer may reasonably request supporting the amounts reflected in the Closing Statement.

(d) The Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is 30 days following delivery thereof by Buyer unless Seller gives written notice of its bona fide disagreement (“Dispute Notice”) to Buyer prior to such date, in which case such Closing Statement (as revised in accordance with Section 2.4(e), if applicable) shall become final and binding on the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Dispute Notice and (ii) the date upon which the Final Closing Statement is issued by the Accountant. Any Dispute Notice shall specify in reasonable detail the item, dollar amount, and basis of any disagreement asserted.

(e) Closing Statement Dispute Resolution.

(i) During the 30 days following the date upon which Buyer receives a Dispute Notice, Seller and Buyer shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Dispute Notice. If at the end of such 30 day period (or earlier by mutual agreement) Buyer and Seller have not reached agreement on all such matters, then Buyer and Seller may mutually agree to extend the time to resolve in writing any differences that they may have with respect to all matters specified in the Dispute Notice. In the absence of any such extension or upon the termination of any such extension without any additional extensions, the matters that remain in dispute may be submitted by either Party to a nationally recognized independent accounting firm agreed by the Parties in writing (the “Accountant”) for review and resolution.

(ii) Not more than 15 days after the Parties have agreed upon the Accountant, each Party shall submit to the Accountant any supporting materials and calculations with regard to any amounts in dispute in the Closing Statement. The Accountant shall render a decision resolving the matters within 30 days thereafter, unless the Parties reach prior agreement and withdraw the dispute from the Accountant. At the time the Accountant renders its decision, it shall provide a written statement of findings and conclusions regarding the Closing Statement and any disputed amounts set forth therein and shall issue a Final Closing Statement reflecting such decisions.

(iii) The decision of the Accountant shall be final and binding on the Parties. The fees and expenses of the Accountant shall be borne equally by Buyer and Seller. The fees and disbursements of Seller’s independent advisors incurred in connection with the Closing Statement shall be borne by Seller and the fees and disbursements of Buyer’s independent advisors incurred in connection with the Closing Statement shall be borne by Buyer.

(iv) As used in this Agreement, the term “Final Closing Statement” shall mean the Closing Statement issued by Buyer or, if different, the Closing Statement agreed by Buyer and Seller or issued by the Accountant.

(f) Not later than 10 days after the Final Settlement Date, (i) if the total of the Working Capital Adjustment set forth on the Final Closing Statement is greater than the total of the Initial Adjustment, Buyer shall pay by wire transfer of immediately available funds to the account or accounts specified by Seller such difference, together with interest at an annual rate equal to the prime rate published in The Wall Street Journal on such date plus two percent (2%) calculated from, but not including, the Closing Date until, and including, the date on which paid or (ii) if the total of the Working Capital Adjustment set forth on the Final Closing Statement is less than the total of the Initial Adjustment, Seller shall pay by wire transfer in immediately available funds, to the account or accounts specified by Buyer such difference, together with interest at an annual rate equal to the prime rate published in The Wall Street Journal on such date plus two percent (2%) calculated from, but not including, the Closing Date until, and including, the date on which paid.

2.5 Proceedings. Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the

Parties on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceeding will be deemed taken nor any document executed and delivered until all such proceedings have been taken, and all such documents have been executed and delivered.

2.6 Purchase Price Allocation. The Parties acknowledge that the purchase and sale of the Equity Interests pursuant to this Agreement will be treated as a purchase and sale of the Assets for federal income tax purposes (and for purposes of any applicable state taxes that follow the federal treatment). Not later than 140 days after the Closing Date, but in any event prior to December 31, 2009, Buyer shall determine in consultation with Seller and deliver to Seller an allocation of the consideration paid (or treated as paid) for the Assets among such assets in accordance with Section 1060 of the Code. Except with respect to any payments of interest under Section 2.4(f) and as otherwise as required by Law, any payments from one Party to the other under this Agreement after the Closing Date shall be treated as an adjustment to the consideration paid for the Assets for federal income tax purposes, and Buyer shall revise the allocation described previously as appropriate and deliver the revised allocation to Seller. If the Parties cannot agree on either the initial allocation or any adjusted allocation within 30 days of the provision of such allocation, the Parties will resolve the dispute in accordance with Section 2.4(e). The Parties agree to file all Tax Returns consistent with such original or any revised allocation and not to take any position inconsistent therewith, except as required by Law.

2.7 Escrow; Liquidated Damages.

(a) Buyer and Seller agree that the liquidated damages owing from Seller to Buyer (i) for Seller’s breach of Section 5.9(b)(i) shall be $5,000,000, and (ii) for breach of Section 5.9(c) shall be $5,000,000. Determination of Seller’s breach shall not be affected by whether such breach resulted from reasons partially or totally outside of Seller’s control, except to the extent such breach was caused solely by Buyer.

(b) If Seller makes the filings required by Section 5.9(c)(i) and Section 5.9(c)(ii) (collectively, the “FERC Filings”) on or before the dates specified in such Sections, then Buyer shall, at Seller’s written request, unconditionally instruct the Escrow Agent to release to Seller $2,500,000 of the balance in the Escrow Account as promptly as possible, but in no event later than 3 Business Days after the date of the filing contemplated by Section 5.9(c)(ii). If Seller fails to file the FERC Filings as required by Section 5.9(c) on or before the dates specified in such Sections, (i) Buyer shall be entitled to instruct the Escrow Agent to release $2,500,000 out of the Escrow Account to Buyer, and (ii) Seller shall also pay to Buyer by wire of immediately available funds, within 3 Business Days of Buyer’s written request therefor, the remaining $2,500,000 owing of such liquidated damages.

(c) If Seller delivers to Buyer the items required under Section 5.9(b)(i) (collectively, the “Audited Financials”) on or before the date specified in such Section, then Buyer shall, at Seller’s written request, unconditionally instruct the Escrow Agent to release to Seller $2,500,000 out of the Escrow Account as promptly as possible, but in no event later than 3 Business Days after Buyer’s receipt of such Audited Financials. If Seller fails to deliver the Audited Financials as required by Section 5.9(b)(i) on or before the date specified in such Section, (i) Buyer shall be entitled to instruct the Escrow Agent to release $2,500,000 out of the Escrow Account to Buyer, and (ii) Seller shall also pay to Buyer by wire of immediately available funds, within 3 Business Days of Buyer’s written request therefor, the remaining $2,500,000 owing of such liquidated damages.

(d) Payment to Buyer of the liquidated damages contemplated by this Section 2.7 shall be the sole and exclusive remedy for Seller’s breach of Section 5.9(b)(i) and Section 5.9(c). The liquidated damages so paid will be treated as a reduction in the purchase price and Seller will irrevocably forfeit the right to any such amount payable and shall, if requested, unconditionally consent in writing to the release of funds so owing to Buyer from the Escrow Account. Buyer shall cause all of the Funds in excess of the Escrow Deposit (each as defined in the Escrow Agreement) to be released to Seller promptly upon termination of the Escrow Agreement in accordance with its terms.

(e) The Parties hereby acknowledge and agree that (i) the amounts described in this Section 2.7 shall constitute liquidated damages because the potential injury to Buyer resulting from Seller’s potential breach of Section 5.9(b)(i) or Section 5.9(c) is uncertain and difficult to quantify, (ii) the amount of such liquidated damages is reasonable and considers (A) the actual or anticipated harm that could be caused by Seller’s potential breach of Section 5.9(b)(i) or Section 5.9(c), (B) the difficulty of proving the loss arising from any such potential breach, and (C) the difficulty of finding another, adequate remedy at law, and (iii) such liquidated damages are structured to function as damages resulting from Seller’s potential breach of Section 5.9(b)(i) or Section 5.9(c) and not as a penalty.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

3.1 Organization and Qualification.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its property and assets.

(b) AAP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite limited liability company power and authority to own, lease and operate its property and assets.

(c) MAP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arkansas and has all requisite limited liability company power and authority to own, lease and operate its property and assets.

(d) NOARK is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Arkansas and has all requisite limited partnership power and authority to conduct the Business as it is now being conducted and to own, lease and operate its property and assets.

(e) Each of OGT and OGG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite limited liability company power and authority to conduct the Business as it is now being conducted and to own, lease and operate its property and assets.

(f) Each of the Ozark Gas Companies is qualified or licensed to do business as a foreign limited liability company, and is in good standing, in each jurisdiction in which ownership of property or the conduct of the Business requires such qualification or license, except where the failure to be so qualified or licensed will not have a Material Adverse Effect.

3.2 Capitalization.

(a) Seller owns all of the Equity Interests, and such Equity Interests constitute all of the issued and outstanding equity interests of the NOARK Holding Companies. The Equity Interests have been duly and validly issued and are fully paid, and are owned by Seller, free and clear of all Liens, other than transfer restrictions imposed on the Equity Interests pursuant to applicable securities Laws and liens under the Senior Secured Credit Facility.

(b) AAP owns a 74% general partnership interest and a 1% limited partnership interest in NOARK, and MAP owns a 25% general partnership interest in NOARK, which partnership interests collectively constitute all of the issued and outstanding equity interests of NOARK (the “NOARK Partnership Interests”). The NOARK Partnership Interests have been duly and validly issued and are fully paid, and held by AAP and MAP, free and clear of all Liens, other than transfer restrictions imposed on the NOARK Partnership Interests pursuant to applicable securities Laws and liens under the Senior Secured Credit Facility.

(c) NOARK owns all of the issued and outstanding membership interests of each of OGG and OGT (the “NOARK Subsidiary Interests”), and such NOARK Subsidiary Interests constitute all of the issued and outstanding equity interests of the OGG and OGT, respectively. The NOARK Subsidiary Interests have been duly and validly issued and are fully paid, and are owned by NOARK, free and clear of all Liens, other than transfer restrictions imposed on the NOARK Subsidiary Interests pursuant to applicable securities Laws and liens under the Senior Secured Credit Facility. As of the date hereof, NOARK owns all of the issued and outstanding membership interests of NES, and such membership interests constitute all of the issued and outstanding equity interests of NES. The NES membership interests have been duly and validly issued and are fully paid, and, as of the date hereof, are owned by NOARK, free and clear of all Liens, other than transfer restrictions imposed on the NOARK Subsidiary Interests pursuant to applicable securities Laws and liens under the Senior Secured Credit Facility.

(d) There are no outstanding (i) securities convertible into or exchangeable for the equity interests of any member of the NOARK Group, (ii) options, warrants, or other rights to purchase or subscribe for the equity interests of any member of the NOARK Group, (iii) contracts, commitments, agreements, understandings, or arrangements of any kind relating to the issuance of any equity interest in any member of the NOARK Group or any such convertible or exchangeable securities or any such options, warrants, or rights, pursuant to which Seller or its property is subject or bound, or (iv) interests of any Person that would dilute the interests of Seller in any member of the NOARK Group.

(e) Neither Seller nor any member of the NOARK Group has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of the Equity Interests or to provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person. Except for this Agreement, there is no voting trust or agreement, operating agreement, partnership agreement, pledge agreement, buy-sell agreement, agreement with any employee of a member of the NOARK Group, right of first refusal, preemptive right, or proxy relating to any equity securities or securities convertible into the equity securities of any member of the NOARK Group. Neither OGT nor OGG has any Subsidiaries and neither OGT not OGG owns, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person.

(f) NOARK does not have any Subsidiaries, other than OGT, OGG and, as of the date hereof, NES, and NOARK does not own, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person other than OGT, OGG and, as of the date hereof, NES. None of the NOARK Holding Companies has any Subsidiaries other than the Ozark Gas Companies or, as of the date hereof, NES, and none of the NOARK Holding Companies owns, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any Person other than the Ozark Gas Companies and, as of the date hereof, NES. None of the NOARK Holding Companies has, since its formation, engaged in any activities, held any assets or incurred any liabilities other than owning the NOARK Partnership Interests.

3.3 Corporate Records.

(a) Seller has made available to Buyer true, complete and correct copies of the certificates of formation, limited liability company agreements, operating agreements and other organization documents of all members of the NOARK Group.

(b) The minute books of all members of the NOARK Group made available to Buyer accurately reflect in all material respects all other corporate action of the members and board of directors (including committees thereof) of all the members of the NOARK Group. The NOARK Subsidiary Interests, the NOARK Partnership Interests and the Equity Interests are all uncertificated.

3.4 Authority. Seller has all requisite limited liability company authority and power to execute and deliver the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all required action on the part of Seller and no other proceedings on the part of Seller, including all required approvals of Seller, are necessary to authorize the Transaction Documents or to consummate the transactions contemplated by the Transaction Documents. The Transaction Documents have been duly and validly executed and delivered by Seller and, assuming the Transaction Documents are duly authorized, executed and delivered by Buyer, the Transaction Documents shall constitute a valid and binding agreement of Seller, enforceable against Seller in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles and considerations of public policy.

3.5 No Conflicts. Except as set forth on Schedule 3.5, neither the execution and delivery of the Transaction Documents by Seller nor the consummation of the transactions or performance of the covenants contemplated hereby or thereby by Seller do or will: (a) violate any provision of the limited liability company operating agreement, limited partnership agreement or any other constituent document of Seller or any member of the NOARK Group; (b) require any material consent, waiver, authorization, filing with, notification to or approval of any Governmental Authority; (c) result in any material violation, any material breach, or a termination of, or constitute a material default under (or give rise to any right of termination, cancellation, acceleration, or any obligation to repay), any of the terms, conditions, or provisions of any indenture, mortgage, note, bond, Material Contract, Business Permit, or other instrument or obligation to which Seller or any member of the NOARK Group, is a party or by which Seller or a member of the NOARK Group, or any of their respective properties or assets may be bound or give rise to any Lien; (d) violate in any material respect any Order, writ, judgment, injunction, decree, statute, ordinance, rule, or regulation of any Governmental Authority applicable to Seller, or a member of the NOARK Group, or by which any of their respective properties or assets may be bound; or (e) violate in any material respect any other applicable Law, rule, or regulation.

3.6 Compliance with Law.

(a) Except as set forth on Schedule 3.6(a), (i) Seller and, since September 21, 2005, each member of the NOARK Group, has complied in all material respects with all applicable Laws, Orders, writs, judgments, injunctions, decrees, statutes, ordinances, rules, or regulations of any Governmental Authority, and (ii) to the Knowledge of Seller, each member of the NOARK Group has complied in all material respects with all applicable Laws, Orders, writs, judgments, injunctions, decrees, statutes, ordinances, rules, or regulations of any Governmental Authority prior to September 21, 2005. The Ozark Gas Companies have all material permits, licenses, franchises, variances, exemptions, Orders, certifications, memberships, consents, or approvals that are necessary to conduct the Business (collectively, the “Business Permits”), a true, complete and correct copy of each of which has been or will be made available to Buyer for review, and each such Business Permit is in full force and effect. None of the Ozark Gas Companies is in violation in any material respect of the terms of any Business Permit, and no proceedings are pending or, to the Knowledge of Seller, threatened, with respect to any Business Permit that could reasonably result in the revocation of, or loss of any material benefits under, any Business Permit.

(b) Except as set forth on Schedule 3.6(b) and except for those customarily obtained post-Closing, no consent, approval, or authorization of, or filing, registration, or qualification with, any Governmental Authority or any other Person (on the part of (i) Seller, or (ii) any member of the NOARK Group) is required as a condition to the execution and delivery of the Transaction Documents by Seller or the performance of its obligations under the Transaction Documents.

(c) Nothing in this Section 3.6 shall be deemed to be a representation or warranty with respect to any Environmental Law, which matters are addressed only in Section 3.13 of this Agreement.

3.7 Financial Statements.

(a) Attached hereto as Schedule 3.7(a) are (i) true, complete and correct copies of each of OGT’s and OGG’s unaudited balance sheets as at December 31, 2008 and related unaudited statements of income for the year ended December 31, 2008 (collectively, the “Ozark Unaudited Financial Statements”), and (ii) complete copies of OGT’s and OGG’s unaudited balance sheets as at January 31, 2009 and February 28, 2009 and related unaudited statements of income and cash flows for the months ended January 31, 2009 and February 28, 2009 (collectively, the “Ozark Monthly Financial Statements”).

(b) Except as set forth on Schedule 3.7(b): (i) each of the balance sheets included in the Ozark Unaudited Financial Statements fairly presents in all material respects the financial position of OGT and OGG, respectively, as of its respective date; (ii) each of the statements of income included in the Ozark Unaudited Financial Statements fairly presents in all material respects the results of the operations of OGT and OGG, respectively, for the period covered thereby; (iii) the Ozark Unaudited Financial Statements have been prepared in accordance with GAAP, except in each case as otherwise indicated in any note to the Ozark Unaudited Financial Statements; (iv) the Ozark Unaudited Financial Statements are consistent with the books and records of OGT and OGG, respectively; and (v) the Ozark Monthly Financial Statements have been prepared applying the same policies, procedures and principles as used historically to prepare comparable monthly financial statements.

3.8 No Undisclosed Liabilities; No Adverse Changes.

(a) No member of the NOARK Group has any Indebtedness, obligations, or other liabilities, whether accrued, absolute, contingent, or otherwise (“Liabilities”), of any nature, except Liabilities that (i) are accrued or reserved against in the Ozark Unaudited Financial Statements or reflected in the notes thereto, (ii) were incurred in the ordinary course of business since December 31, 2008, (iii) have been or shall be discharged or paid in full prior to the Closing, (iv) are not required to be reflected on a balance sheet in accordance with GAAP, (v) relate to an asset of a similar value and that do not exceed in the aggregate $5,000,000, or (vi) as set forth on Schedule 3.8(a); provided, however, that the foregoing clauses (ii) and (vi) shall not apply to any indebtedness for borrowed money or any off-balance sheet financing (but excluding all operating leases that are not Capital Lease Obligations).

(b) Except as expressly permitted or contemplated by this Agreement or disclosed in Schedule 3.8(b), since the Statement Date, there have been no actions taken by any member of the NOARK Group outside of the ordinary course of business in any material respect.

(c) Except as set forth on Schedule 3.8(c), none of the Ozark Gas Companies has (i) engaged in any other business other than the Business since September 21, 2005, and (ii) to the Knowledge of Seller, engaged in any other business other than the Business prior to September 21, 2005.

3.9 Litigation. Except as disclosed on Schedule 3.9 or Schedule 3.15, there is no action, inquiry, audit, investigation, notice, claim, suit, review or proceeding pending, or, to the Knowledge of Seller, threatened, against or involving (a) Seller (with respect to the Business or the NOARK Group), (b) any member of the NOARK Group or (c) any properties, business, operations or rights of (i) Seller (with respect to the Business or the NOARK Group), or (ii) any member of the NOARK Group, whether governmental, public, or private, that would individually or in the aggregate reasonably be expected to result in liability, in the aggregate, together with all such investigations, actions, inquiries, audits, notices, claims, suits, reviews and proceedings, in excess of $200,000, or seeks to affect the Equity Interests, the NOARK Partnership Interests or the NOARK Subsidiary Interests or the transactions contemplated by this Agreement.

3.10 Title to Assets; Pipeline Matters.

(a) Schedule 3.10(a) lists all of the material items of real property (including Easements) and material pipelines, equipment and other tangible personal property used or held for use in the conduct of the Business by the Ozark Gas Companies. One of the Ozark Gas Companies owns good title to the property included on Schedule 3.10(a) (other than Easements), free and clear of all Liens other than Permitted Liens. The real and tangible personal property listed on Schedule 3.10(a), together with the other real and personal property owned or leased by the Ozark Gas Companies, include all real property and tangible personal property that are necessary for the Ozark Gas Companies to conduct their respective businesses in substantially the same manner as the Business currently is being conducted.

(b) The Business conducted by the Ozark Gas Companies has and is being operated in a manner that does not violate in any material manner the terms of any easements, rights of way, permits, servitudes, licenses, leasehold estates, any instruments creating an interest real property, and similar rights related to real property (collectively, “Easements”) used by the Ozark Gas Companies in the ordinary course of business. All Easements set forth on Schedule 3.10(a) (except as set forth on Schedule 3.10(a)(1)) (i) are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other Laws of general applicability affecting the rights of creditors generally or principles of equity; (ii) grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of the Business, except where the failure of any such Easement to be valid and enforceable or to grant the rights purported to be granted thereby or necessary thereunder would not reasonably be expected to materially impair the conduct of the Business as currently conducted; and (iii) are free and clear of all Liens other than Permitted Liens. The map attached as Schedule 3.10(b) generally depicts the entire existing pipeline system which is currently owned or operated by the Ozark Gas Companies (the “Pipeline System”). Except as set forth on Schedule 3.10(a)(1), the entire Pipeline System is subject to Easements, and there are no gaps (including any gap arising as a result of any breach by any member of the NOARK Group of the terms of an Easement) in the Easements other than gaps that would not reasonably be expected to materially impair the conduct of the Business as currently conducted.

3.11 Intellectual Property. Except as listed on Schedule 3.11, (a) one of the Ozark Gas Companies owns or has the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of the Business as presently conducted, (b) no third party has asserted in writing against Seller or any member of the NOARK Group a claim that any member of the NOARK Group is infringing on the Intellectual Property of such third party and (c) no third party is infringing on the Intellectual Property owned by any of the Ozark Gas Companies.

3.12 Material Contracts. Schedule 3.12 sets forth all Material Contracts relating to the Business and all such Material Contracts have been made available to Buyer prior to the date hereof, except as otherwise described on Schedule 3.12. As to each Material Contract, (a) it is valid, binding, and in full force and effect and is enforceable against the applicable Ozark Gas Company, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereinafter in effect relating to creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law), and considerations of public policy, (b) each Ozark Gas Company has performed its obligations required to be performed to date under such Material Contracts in all material respects, (c) there has not occurred any termination event or any material default or, to the Knowledge of Seller, any event that with the lapse of time or the giving of notice could constitute a default by any other party thereunder, and (d) no notice of breach or default under, or any significant dispute with respect to, or any claim for indemnification, or any other pending claims thereunder exists or has been delivered to Seller or any of the Ozark Gas Companies, except to the extent such matter has been fully resolved in accordance with such Material Contract without any ongoing liability of any of the Ozark Gas Companies with respect thereto.

3.13 Environmental Laws.

(a) Except as disclosed on Schedule 3.13, no member of the NOARK Group is in violation of any Environmental Laws, except where such violation would not be material.

(b) Except as disclosed on Schedule 3.13, no member of the NOARK Group is subject to any existing, pending or, to the Knowledge of Seller, threatened action,

suit, investigation, inquiry or proceeding by or before any court or Governmental Authority under any Environmental Law.

(c) Except as disclosed on Schedule 3.13, no member of the NOARK Group is subject to any outstanding order, judgment or arbitration award from, or settlement with, any Governmental Authority under any Environmental Laws requiring investigation or remediation or the payment of a fine or penalty or has received any notice of alleged violation of or potential liability under any Environmental Laws, and the operations of the members of the NOARK Group are not subject to any unsatisfied remedial obligations under Environmental Laws.

(d) All Business Permits, if any, required to be obtained or filed by any member of the NOARK Group under any Environmental Law, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and (i) the members of the NOARK Group, as applicable, are in compliance with the terms and conditions of all such Business Permits in all material respects, (ii) except where the failure to obtain or file such Business Permit or the failure to comply with such Permit would not be material.

(e) Seller has previously made available to Buyer, and listed on Schedule 3.13, true, complete and correct copies, of (i) all environmental assessment or investigation reports relating to a member of the NOARK Group or the Business prepared by a third party, by or at the direction of Seller or its Affiliates, or, to the Knowledge of Seller, prepared by a third party, by or at the direction of any third party to the extent such reports or assessments are in Seller’s or any of its Affiliates’ possession or control, and (ii) all correspondence outside the ordinary course of business between Seller or any Affiliate and any Governmental Authority addressing potentially material environmental matters with respect to the Business or the NOARK Group, in each case since September 21, 2005.

(f) To the Knowledge of Seller, there has been no unlawful exposure of any Person or property to (i) any hazardous substance, hazardous waste, hazardous material, pollutant or contaminant, as such terms are defined in any Environmental Law, or (ii) any petroleum hydrocarbon or any degradation product of a petroleum hydrocarbon, friable asbestos, PCBs, the handling, storage, treatment or exposure of or to which is subject to regulation under any Environmental Law, in connection with the Business that would be reasonably expected to result in a material claim for damages or compensation.

3.14 Taxes. Except as set forth on Schedule 3.14, (a) all Tax Returns required to be filed by or with respect to any member of the NOARK Group have been filed and all such Tax Returns are complete and correct in all material respects, (b) all Taxes due from any member of the NOARK Group (whether or not due in connection with the filing of any Tax Return) have been paid in full, (c) there are no Liens on any of the Assets that arose in connection with any failure to pay any Tax, (d) there is no claim against any member of the NOARK Group (and no claim for which a member of the NOARK Group may be held liable) pending by any Governmental Authority in connection with any Tax, (e) no Tax Return of a member of the

NOARK Group is under audit or examination by any Governmental Authority, (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any such Tax Return or the assessment or collection of any Tax for which a member of the NOARK Group may be liable, (g) to the Knowledge of Seller, no written claim has been made by any Governmental Authority in a jurisdiction where a member of the NOARK Group does not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (h) each member of the NOARK Group is (and has been since the date of its formation (or in the case of AAP, has been since its conversion into a limited liability company)) either disregarded as an entity separate from its owner, or treated as a partnership if it had more than one owner, for federal income tax purposes, (i) each member of the NOARK Group has collected or withheld and paid over to the appropriate Tax Authority all Taxes that it was required to collect or withhold and (j) no member of the NOARK Group is a party to or bound by any Tax allocation, sharing or indemnity agreement or arrangement and no member of the NOARK Group has any liability for the Taxes of any other Person, as a result of being a member of a combined, consolidated or unitary group, as a transferee or successor, by contract or otherwise (except for AAP, which may have such liability with respect to periods prior to its conversion).

3.15 No FERC Proceedings. Except as disclosed on Schedule 3.15, there are no pending, or to the Knowledge of Seller threatened, FERC proceedings involving any member of the NOARK Group.

3.16 Seller Security. Schedule 3.16 contains a true, complete and correct listing of the cash collateral, letters of credit, and guaranties (“Seller’s Security”) in effect as of the date of this Agreement securing the performance of the Ozark Gas Companies under Material Contracts and other obligations of any member of the NOARK Group or the Business.

3.17 Brokerage Agreements. None of Seller or any member of the NOARK Group has entered (directly or indirectly) into any agreement with any Person for the payment of any commission, brokerage or “finder’s fee” in connection with the transactions contemplated by this Agreement for which Buyer or a member of the NOARK Group would be liable.

3.18 Insurance. Schedule 3.18 sets forth summaries of all insurance policies and fidelity bonds, including expiration dates and deductibles covering the members of the NOARK Group, the Business, and the Subject Employees (other than Employee Plans), and Seller has made available to Buyer true, complete and correct copies of all such policies and bonds. All insurance policies covering the members of the NOARK Group or their respective operations and assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Such policies, including without limitation products liability insurance, (i) are sufficient for compliance in all material respects with all requirements of Law and of all Material Contracts to which any of the members of the NOARK Group is a party, and (ii) are valid policies, enforceable against the members of the NOARK Group as applicable, and, to the Knowledge of Seller, the other parties thereto, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law), except where such invalidity or unenforceability would not be material to the Business.

3.19 Accounts Receivable. Any and all accounts receivable of any member of the NOARK Group, including all such amounts described in the Ozark Unaudited Financial Statements (or notes thereto) as accounts receivable, notes receivable or other receivables from officers, employees or shareholders, without taking into account any provision for doubtful accounts related thereto of members of the NOARK Group (i) represent valid and bona fide claims arising in the ordinary course of business in connection with bona fide transactions, and (ii) are free from any conditions of payment, offsets, counterclaims, allowances, credits or defenses of any kind.

3.20 Throughput Data and Imbalances.

(a) Attached hereto as Schedule 3.20(a) are historical throughput data and information for the calendar years 2007 and 2008 relating to the Business and the Ozark Gas Companies. To the Knowledge of Seller, such throughput data and information is accurate and complete in all material respects with respect to the information for each calendar year period, without representation as to any specific monthly volume. To the Knowledge of Seller, subsequent to such period, there have been no material adverse changes in the volumes of natural gas gathered and transported by the Ozark Gas Companies, taken as a whole.

(b) Except as set forth on Schedule 3.20(b) or for normal immaterial pipeline imbalances that are adjusted by the pipeline in the Pipeline System each month, there are no wellhead imbalances or other imbalances which require payment from the Ozark Gas Companies to a third party or for which the Ozark Gas Companies would otherwise be responsible, including without limitation to each other.

3.21 Officers, Directors, Employees and Employee Plans.

(a) No member of the NOARK Group has, or has ever had, any employees. Seller does not have and never had any employees in connection with, or who have provided services to, the Business. Except for the Change of Control Agreements, neither Seller nor any member of the NOARK Group has ever sponsored, maintained, had an obligation with respect to (other than the obligation to reimburse an Affiliate of Seller for the allocated costs associated with an Affiliate’s employee benefit plans) or been a party to an “employee benefit plan,” as defined in Section 3(3) of ERISA, employment, severance, change of control or similar contract, plan arrangement or policy or other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, equity option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (collectively, “Employee Plans”), and, after the Closing, no member of the NOARK Group shall have any Liability to Seller, any ERISA Affiliate of Seller, any current or former employee of Seller or its Affiliates or any other Person with respect to any Employee Plan. Schedule 3.21(a) sets forth a correct and complete list of all Seller Plans.

(b) The Change of Control Agreements comply in all material respects with and have been administered in substantial compliance with their terms and with the applicable provisions of the Code, ERISA and other applicable Laws. With respect to employees of the Business, there are no claims or disputes under the terms of, or in connection with, the Change of Control Agreements.

(c) With respect to any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the date of this Agreement, by any member of the NOARK Group, Seller, or any ERISA Affiliate of any member of the NOARK Group or Seller, (i) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (ii) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, (iii) no waived funding deficiency, within the meaning of Section 302 of ERISA or Section 412 of the Code, exists, (iv) all contributions (including installments) to such plan required under the terms of such plan or pursuant to applicable Law have been timely made, (v) no failure to meet the minimum funding standards under Section 302 of ERISA or Section 412 of the Code (determined without regard to Section 302(c) of ERISA or Section 412(c) of the Code) has occurred, (vi) no failure to satisfy the requirements of Section 401(a)(29) of the Code, Section 436 of the Code or Section 206(g) of ERISA has occurred, and (vii) no condition exists or event or transaction has occurred with respect to any such plan which would reasonably be expected to result in any member of the NOARK Group incurring any liability, fine or penalty. The representations and warranties made by Seller pursuant to the preceding sentence shall be limited to the Knowledge of Seller to the extent such representations and warranties relate to any period prior to September 21, 2005.

(d) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provision of other rights have been or will be made hereunder, under any agreement contemplated herein, under any Seller Plan or under any other agreement that would be reasonably likely to be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(e) Except as set forth on Schedule 3.21(e), no member of the NOARK Group has any elected or appointed officers.

(f) Schedule 3.21(f) sets forth the names, employer(s), work location, job titles, dates of hire, dates of service for employee benefit purposes, annual salaries or hourly wages, other compensation, leave of absence status (with details about the type of leave and how long such leave has been ongoing, if applicable) and a description of any applicable employment agreement, including change-in-control agreements, (whether written or oral) or collective bargaining agreement for each of the employees of Seller or any of its Affiliates who spend substantially all of their business time providing services relating to the Business or the operation of the members of the NOARK Group (the “Subject Employees”).

(g) None of the Subject Employees are subject to, and neither Seller nor its Affiliates nor any of the members of the NOARK Group is a party to, any collective bargaining agreement or other labor contract relating to the Business. Neither Seller nor its Affiliates nor any member of the NOARK Group has agreed to recognize any union or other collective bargaining representative relating to the Business, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any Subject Employee or any other employee of Seller or its Affiliates relating to the Business. In addition, neither Seller nor its Affiliates nor any member of the NOARK Group has received notice during the past year of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an audit of Seller or its Affiliates or any of the members of the NOARK Group and, to the Knowledge of Seller, no such audit is in progress. Furthermore there is, and there has been, no labor strike, material labor dispute, material labor slow-down, material work stoppage, or other material labor difficulty pending or, to Seller’s Knowledge, threatened, against Seller or its Affiliates or any of the members of the NOARK Group. Neither Seller nor its Affiliates nor any of the members of the NOARK Group is a party to, or otherwise bound by, any Order by a Governmental Authority or consent decree with any Governmental Authority relating to employees or employment practices.

(h) Except as set forth on Schedule 3.21(h), (i) no Subject Employee is subject to any individual employment agreement (whether written or oral), (ii) each Subject Employee is an at-will employee, and (iii) neither Seller nor any of its Affiliates, including the members of the NOARK Group, is a party to any agreement or arrangement with any Subject Employee that would: (A) require the payment of change-in-control, severance, retention, incentive or other payments as a result of the transactions contemplated by this Agreement; or (B) require Buyer or any of its Affiliates or the members of the NOARK Group to hire any Subject Employee or that would restrict Buyer or any of its Affiliates from relocating, consolidating, merging or closing, in whole or in part, any portion of the Business, subject to applicable law.

(i) All Subject Employees and all former employees of Seller or any of its Affiliates who have provided services relating to the Business or the operation of the members of the NOARK Group have been, or will have been on or before the second customary payroll of an Affiliate of Seller occurring after the Closing, paid in full by Seller or its Affiliates (other than the NOARK Group) all wages, salaries, commissions, bonuses, vacation pay, severance and termination pay, sick pay, and other compensation for all services performed by them that was accrued by them up to the Closing, payable in accordance with the customary payroll procedures of Seller and its Affiliates, as applicable.

(j) Within the past 90 days, no member of the NOARK Group has taken an action that constitutes a mass layoff, mass termination or plant closing (or any analogous term), within the meaning of WARN or any analogous state law, at any site where the Business is conducted.

3.22 Bank Accounts. Schedule 3.22 sets forth a true, complete and correct list of all deposit, demand, time, savings, passbook, security or similar accounts the members of the NOARK Group maintain with any bank or financial institution, the names and addresses of the financial institutions maintaining each such account, the purpose for which such account is established and the authorized signatories on each such account.

3.23 Transactions with Affiliates. Except as set forth on Schedule 3.23, (a) there are no agreements between (i) any of the members of the NOARK Group or any of their directors, officers, employees or consultants, or any member of their immediate families, on the one hand, and (ii) Seller or any of its Affiliates (other than members of the NOARK Group) or any of their directors, officers, employees or consultants or any members of their immediate families or any of their Affiliates, on the other hand, and (b) none of the obligations of the members of the NOARK Group or the Business are guaranteed by Seller or any Affiliate of Seller (other than members of the NOARK Group).

3.24 Change of Control Agreements. All Change of Control Agreements have been amended in accordance with the form of amendment for all such Change of Control Agreements set forth on Schedule 3.24 hereto.

3.25 Data Room. Schedule 3.25 sets forth a true, complete and correct index of all documents that have been posted to the Data Room at any time on or before April 5, 2009.

3.26 Disclaimers.

(a) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 2.2(b)(i), (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES), IN ALL CASES IN RESPECT OF THE BUSINESS, THE NOARK GROUP, THE EQUITY INTERESTS, OR ANY OF THE ASSETS OF THE NOARK GROUP, INCLUDING WITH RESPECT TO (I) THE OPERATION OF THE BUSINESS AFTER THE CLOSING, OR (II) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING.

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE DELIVERED PURSUANT

TO SECTION 2.2(b)(i), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS OF THE NOARK GROUP, (II) THE CONTENT, CHARACTER OR NATURE OF ANY MEMORANDUM OR REPORT OF ANY CONSULTANT RELATING TO THE ASSETS OF THE NOARK GROUP, (III) THE QUANTITY, QUALITY OR NATURE OF HYDROCARBONS LOCATED IN OR RELATING TO THE ASSETS OF THE NOARK GROUP, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OF THE NOARK GROUP OR FUTURE REVENUES GENERATED BY THE ASSETS OF THE NOARK GROUP OR THE BUSINESS, (V) THE TRANSPORTATION, PROCESSING OR GATHERING OF HYDROCARBONS FROM THE ASSETS OF THE NOARK GROUP, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OF THE NOARK GROUP, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE RECEIVING THE ASSETS OF THE NOARK GROUP IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1 Organization and Qualification. Buyer is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to conduct its business as it is now being conducted and to own, lease, and operate its property and assets except where the failure to be so organized, existing, and in good standing or to have such power or authority would not, in the aggregate, either (a) have a material adverse effect on the business, results of operations, assets, or financial condition of Buyer or (b) impair, hinder, or adversely affect the ability of Buyer to perform material obligations under this Agreement or to consummate the transactions contemplated hereby (either of such effects, a “Buyer Material Adverse Effect”).

4.2 Authority. Buyer has all requisite limited partnership authority and power to execute and deliver the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all required action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize the Transaction Documents or to consummate the transactions contemplated by the Transaction Documents. The Transaction Documents have been duly and validly executed and delivered by Buyer and, assuming the Transaction Documents have been duly authorized, executed, and delivered by Seller, the Transaction Documents shall constitute a valid and binding agreement of Buyer, enforceable against Buyer in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles and considerations of public policy.

4.3 No Conflicts. Neither the execution and delivery of the Transaction Documents by Buyer nor the consummation of the transactions contemplated hereby or thereby by Buyer will (a) violate any provision of the limited partnership agreement (or other comparable governing documents) of Buyer, (b) require any material consent, waiver, or approval of any Governmental Authority, except for material consents and approvals to be made and obtained before the Closing and those which have been made and obtained, (c) result in any material violation or breach of, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, acceleration, or any obligation to repay) under, any of the terms, conditions, or provisions of any indenture, mortgage, note, bond, encumbrance, license, contract, lease, franchise, permit, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (d) violate in any material respect any order, writ, judgment, injunction, decree, statute, ordinance, rule, or regulation of any Governmental Authority applicable to Buyer or by which any of its properties or assets may be bound.

4.4 Litigation. There is no action, inquiry, audit, investigation, notice, claim, suit, review, or proceeding, pending or, to the Knowledge of Buyer, threatened against Buyer before any court, arbitrator, or governmental or regulatory body or authority that could prevent, delay or otherwise adversely affect the consummation of the transactions contemplated by this Agreement.

4.5 Brokerage Agreements. Buyer has not entered (directly or indirectly) into any agreement with any Person for the payment of any commission, brokerage or “finder’s fee” in connection with the transactions contemplated by this Agreement for which Seller or any of Seller’s Affiliates would be liable.

4.6 Investment Intent. Buyer is acquiring the Equity Interests for its own account for investment and not with a view towards the resale, transfer, or distribution thereof, nor with any present intention of distributing the Equity Interests in violation of the Securities Act, other applicable federal or state securities laws and the rules and regulations promulgated thereunder. Buyer acknowledges that the Equity Interests have not been registered under the Securities Act or other applicable federal or state securities laws and the rules and regulations promulgated thereunder, by reason of the contemplated sale of the Equity Interests in a transaction exempt from the registration requirements of the Securities Act and state securities laws and the rules and regulations promulgated thereunder. Buyer represents that it is fully informed as to the applicable limitations upon any distribution or resale of the Equity Interests under the Securities Act and other applicable federal and state securities laws, and the rules and regulations promulgated thereunder, and Buyer agrees that it will refrain from transferring, distributing or otherwise disposing of the Equity Interests, or any interest therein, in such manner as to violate the registration requirements of the Securities Act or of any applicable federal or state securities Law and the rules and regulations promulgated thereunder. Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.7 Availability of Funds. Buyer has unconditional access to funds sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection therewith for which Buyer is responsible.

4.8 Independent Investigation; Representations. Buyer has conducted its own independent investigation, review and analysis of the assets and liabilities of the Ozark Gas Companies and prospects of the Business, which investigation, review and analysis was done by Buyer and the Buyer Representatives. Buyer acknowledges that it and the Buyer Representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or the Seller Representatives (except the specific representations and warranties of Seller set forth in Article III of this Agreement). Buyer hereby acknowledges and agrees that other than the representations and warranties made in Article III of this Agreement, none of Seller or any of the Seller Representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Business, or the assets or liabilities of the Ozark Gas Companies, including as to (i) the operation of the Business after the Closing, or (ii) the probable success or profitability of the Business after the Closing.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

5.1 Conduct of Business prior to the Closing Date. Seller agrees that, except as expressly set forth in this Agreement or on Schedule 5.1 or approved by Buyer in writing, from the date of this Agreement through, and including, the Closing Date:

(a) The NOARK Group and Seller and its Affiliates, as applicable, shall operate the Business in the ordinary course of business including with respect to the collection of receivables and payment of payables, and Seller, its Affiliates and the NOARK Group, as applicable, will use all reasonable efforts to preserve intact their relationships with their customers, suppliers, distributors, employees and other Persons having commercially beneficial relationships with any member of the NOARK Group in the ordinary course of business;

(b) No change shall be made in the certificate of formation, partnership agreement, limited liability company operating agreement, members’ agreement or any other organizational document of any of the members of the NOARK Group;

(c) No change shall be made in the number or dollar amount of authorized or issued equity interests of the members of the NOARK Group; nor shall any option, warrant, call, right, commitment, conversion right, right of first refusal, or agreement of any character be granted or made by Seller or a member of the NOARK Group relating to the authorized or issued equity interests of any member of the NOARK Group; nor shall a member of the NOARK Group issue, grant or sell any securities or obligations convertible into equity interests in a member of the NOARK Group;

(d) No member of the NOARK Group shall incur any Indebtedness (other than trade payables incurred in the ordinary course of business) or make any loans, advances or capital contributions to, or investments in, any other Person;

(e) No member of the NOARK Group, nor Seller or any of its Affiliates, shall (i) increase the compensation payable or to become payable to any Subject Employee, officer or director thereof except in the ordinary course of business as part of regular annual reviews, or increase any bonus plan or other employee benefit plan, or (ii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, equity interest purchase, equity interest option, equity interests appreciation right, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any material employment or consulting agreement with or for the benefit of any Person, or (iii) hire any Person to perform services with regard to the Business or terminate the employment of any Subject Employee unless such hire or termination is consistent with past practices, is undertaken in the ordinary course of business and, in the reasonable opinion of Seller or its Affiliates, as applicable, is necessary for the orderly continuation of the Business;

(f) No member of the NOARK Group shall acquire or sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, any of its material assets or properties, except for acquisitions or sales of inventory by the Ozark Gas Companies in the ordinary course of business to their respective customers;

(g) Except as required by the provisions of any Material Contract or as required by applicable Law, no member of the NOARK Group shall make any capital expenditures that are in excess of $200,000, in the aggregate, per month;

(h) No member of the NOARK Group shall settle, cancel, compromise, release or provide a waiver with respect to any claim, action or proceeding existing on or commenced after the date of this Agreement and involving more than $500,000 in the aggregate other than those claims, actions and proceedings set forth on Schedule 5.1(h);

(i) No member of the NOARK Group shall merge or consolidate with, or acquire any or all of the securities (other than transactions involving marketable securities) or assets of, any other Person;

(j) No member of the NOARK Group shall grant or consent to any Lien on any of the properties or assets of the NOARK Group;

(k) No member of the NOARK Group shall make, amend, rescind or revoke any material election, with respect to, or compromise any claim or proceeding relating to, Taxes, and no member of the NOARK Group shall change its accounting or Tax practices or policies, except where required to do so by GAAP, RAP or Law.

(l) No member of the NOARK Group shall enter into any transaction with any Affiliate of any such Person, except for services necessary for and in the ordinary course of business;

(m) No member of the NOARK Group shall make any amendment or terminate any Material Contract or waive any rights or provisions thereunder, except for immaterial amendments or waivers in the ordinary course of business;

(n) No member of the NOARK Group shall enter into any contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the NOARK Group to compete with or conduct any business or line of business in any geographic area;

(o) No member of the NOARK Group shall (i) obtain any guarantee, security or credit support from Seller, any of its Affiliates (other than the NOARK Group) or any other Person, or (ii) issue any guarantee, security or credit support to Seller, any of its Affiliates (other than the NOARK Group), or any other Person; and

(p) Neither Seller nor any member of the NOARK Group shall agree to do any of the foregoing.

5.2 Efforts to Consummate; Rights under Prior Agreements.

(a) Each of the Parties shall (and Seller shall cause its Affiliates to) use all reasonable efforts to take, or cause to be taken, all lawful and reasonable actions within its control and to do, or cause to be done, all lawful and reasonable things within its control necessary to fulfill the conditions precedent to the obligations of such Party hereunder and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, each Party will cooperate and use all reasonable efforts to take, or cause to be taken, all appropriate actions and to make, or cause to be made, all filings necessary, proper or advisable under the HSR Act and all other applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including their respective reasonable efforts to obtain, prior to the Closing, all Business Permits and Orders of Governmental Authorities and consents of parties to contracts with the members of the

NOARK Group, as applicable, as are required for the consummation of the transactions contemplated by this Agreement, and will defend against any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations under this Agreement. Without limiting any other rights hereunder, nothing in this Agreement shall be construed as an attempt or an agreement by Seller or the NOARK Group to assign or cause the assignment of any contract or agreement which is non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given. Except as otherwise agreed, and without limiting any other rights hereunder, in no event shall “reasonable efforts” be deemed to require the payment of any cash or other consideration by any Party to this Agreement to a Governmental Authority, other than filing fees and related expenses, or to obtain the consent of any third party.

(b) If at any time after the Closing, Seller, Seller Parent or any of their Affiliates has any rights, claims, title or interest, including but not limited to indemnification rights and any rights, title or interest in any asset, contract, property, permit, easement, lease or license relating to the Business or any member of the NOARK Group, under that certain Stock Purchase Agreement, dated as of September 21, 2005, between Enogex Inc., an Oklahoma corporation, and Seller Parent or that certain Stock Purchase Agreement, dated as of May 1, 2006, between Southwestern Energy Company, an Arkansas corporation, and the exercise of such rights would benefit the Business or any member of the NOARK Group, then, if Buyer requests, Seller shall (or shall cause its respective Affiliate), at Buyer’s sole cost (without limiting Buyer’s rights to indemnification under this Agreement), promptly to exercise such rights in favor of Buyer or any of its Affiliates as requested and shall transfer any benefits, following Seller’s receipt thereof, to Buyer or its designated Affiliate.

5.3 Transfer of Assets, Permits and Licenses.

(a) Prior to Closing, if Seller or any of its Affiliates, other than the NOARK Group, owns any rights, title or interest in any assets, contracts, property, permits, easements, leases or licenses relating to the Business, then Seller shall transfer and shall cause its Affiliates to transfer such rights, title or interest, except for any such rights, title, or interests that are Excluded Assets, to the pertinent Ozark Gas Company designated by Buyer, for no additional consideration and shall obtain all required consents, if any, for such transfers. If, after Closing, Seller or any of its Affiliates, other than the NOARK Group owns any rights, title or interest in any assets, contracts, property, permits, easements, leases or licenses relating to the Business due to a failure to transfer any such rights, title or interest pursuant to the immediately preceding sentence, then Seller shall promptly transfer and shall cause its Affiliates to promptly transfer such rights, title or interest, except for any such rights, title, or interests that are Excluded Assets, to the pertinent Ozark Gas Company designated by Buyer, for no additional consideration and shall obtain all required consents, if any, for such transfers.

(b) At or prior to Closing, Seller shall (i) have obtained FCC authority for Seller or an Affiliate of Seller to have control over the radio licenses listed in Schedule 5.3(b) and such licenses shall in good standing, all as reflected in the FCC’s

Uniform Licensing System database; and (ii) have obtained further consent from the FCC for Seller or an Affiliate of Seller to transfer control of the radio licenses listed in Schedule 5.3(b) to Buyer or an Affiliate of Buyer.

(c) From the date hereof until the end of the term of the Transition Services Agreement, with respect to any software listed on Schedule 3.11 for which (i) consent would be required for Buyer or its Affiliates (including the Ozark Gas Companies) to utilize such software in connection with the Business from and after Closing, and (ii) Buyer indicates that it intends to utilize such software during such period, Buyer and Seller shall use commercially reasonable efforts to obtain such consent. Buyer and Seller shall each bear 50% of the costs of any fees charged by the respective licensors to grant such consents, and the Parties agree that any reimbursement of fees paid by one Party on behalf of the other may be offset against amounts due under the Transition Services Agreement; provided, however, that in no event shall Seller be required to bear more than $400,000 of such fees.

5.4 HSR Act.

(a) Each Party will, within 7 Business Days after the date hereof, file (or cause its appropriate Affiliate to file) with the appropriate Governmental Authorities the notification and report form required for the transactions contemplated by this Agreement and any supplemental information requested in connection therewith pursuant to the HSR Act, which filing will include a request for early termination of any applicable waiting period. Each Party will use all reasonable efforts to cooperate with one another in making the filings and submissions referred to above and each Party will furnish, or cause to be furnished, to the others any necessary information and reasonable assistance as the others may request in connection with their preparation of any filing or submission that is necessary or advisable under the HSR Act. Such notification and report form and all such supplemental information filed or submitted by such Party (or such Affiliate) will be in substantial compliance with the requirements of the HSR Act. Each Party will use all reasonable efforts to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Person may assert under relevant antitrust or competition Laws with respect to the transactions contemplated by this Agreement. Each Party will keep the others reasonably informed, to the extent permitted by applicable Laws, of the status of any communications with, and inquiries or requests for additional information from, any Governmental Authority in connection with the matters contemplated by this Section, and will use all reasonable efforts to comply (and, if applicable, cause the compliance by its appropriate Affiliates) promptly with any such inquiry or request and to defend against any action of any Governmental Authority or other Person that attempts to enjoin the transactions contemplated by this Agreement. Each Party will, and will cause its Affiliates to, use all reasonable efforts to cause the expiration or early termination of the waiting period under the HSR Act. The costs of any filing fees required in connection with any filing made under the HSR Act shall be borne equally between Buyer and Seller.

(b) The Parties shall not take any action with the intention to or that could reasonably be expected to hinder or delay the obtaining of clearance or any necessary approval of any Governmental Authority under the HSR Act or the expiration or early termination of any required waiting period thereunder.

5.5 Liability for Transfer Taxes. Each of Buyer and Seller shall be responsible for one-half of all sales (including bulk sales, if applicable), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, notary and other similar Taxes, levies, charges and fees, including all interest and penalties thereon and additions thereto, whether disputed or not (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. The Party required by Law to file all necessary Tax Returns relating to such Transfer Taxes shall prepare and file such Tax Returns, and Buyer and Seller shall each, and shall each cause their Affiliates to, cooperate to minimize the incurrence of any such Transfer Taxes, and with respect to any such Transfer Taxes due, in the timely preparation and filing of, and join in the execution of, any such Tax Returns.

5.6 Notice of Certain Events. From the date of this Agreement until the earlier of (a) the Closing Date, or (b) the date this Agreement is terminated in accordance with the provisions hereof, Seller shall promptly notify Buyer of the commencement of any suit, action, claim, arbitration or investigation against Seller or any of Seller’s Affiliates relating to or involving or otherwise affecting the Business or any member of the NOARK Group of which Seller has Knowledge that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.9 or that relates to the consummation of the transactions contemplated by this Agreement.

5.7 Supplements to Schedules. From time to time until the Closing, Seller shall supplement or amend the Schedules that Seller delivered with respect to any matter of which Seller has Knowledge first existing or occurring following the date of this Agreement that (a) if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Schedules, or (b) is necessary to correct any information in the Schedules that has been rendered inaccurate thereby. No supplement or amendment to any Schedule shall have any effect on the satisfaction of the conditions set forth in Article VI and shall not amend or cure any misrepresentation, breach of warranty, breach of covenant or breach of this Agreement. For the avoidance of doubt, the indemnification provisions set forth in Article VII shall apply to any misrepresentation or breach of this Agreement of which Buyer becomes aware as a result of Seller’s obligations to supplement the Schedules in accordance with this Section 5.7, notwithstanding any such supplement or amendment.

5.8 Access.

(a) During the period from the date of this Agreement to the Closing or the prior termination of this Agreement pursuant to Section 8.1, Buyer and its counsel, accountants, financial advisors, potential financial sources, employees, agents and other authorized representatives (the “Buyer Representatives”) shall be given reasonable access during normal business hours and upon reasonable prior notice to the facilities, properties, personnel, books and records (including, without limitation, Tax records) of the NOARK Group, Seller and its Affiliates for the purpose of conducting an investigation of their financial condition, status, Business, employment matters, properties and assets; provided, however, that (i) Buyer and the Buyer Representatives will not request information, or otherwise contact, any officer, director or employee of Seller, or Seller’s Affiliates, or of any member of the NOARK Group without arranging such contact with any of the individuals listed on Schedule 1.1(C), and (ii) such investigation shall be conducted in a manner that does not unreasonably interfere with the normal operations of the NOARK Group. Additionally, Buyer Representatives shall have from the date of this Agreement to the Closing Date or the prior termination of this Agreement pursuant to Section 8.1 the opportunity to conduct further environmental reviews during regular business hours in such manner as not to unreasonably interfere with normal operations of the NOARK Group and, in each case, with at least forty-eight (48) hours advanced written notice to Seller, provided, however, that Buyer shall have no right to perform, whether itself or through any third parties, any invasive soil or groundwater tests, or any other invasive environmental assessments in respect to any member of the NOARK Group and their respective assets without prior consent of Seller. Seller and the NOARK Group will cause their respective counsel, accountants, financial advisors, employees, agents and other authorized representatives (the “Seller Representatives”) to be available to Buyer and the Buyer Representatives at all reasonable times during normal business hours and upon reasonable prior notice for such purposes. Seller shall have the right to have a Seller Representative present at all times during any such inspections, interviews and examinations. Additionally, Buyer shall, and shall cause the Buyer Representatives to, hold in confidence all such information provided or made available to Buyer or the Buyer Representatives pursuant to this Section 5.8 on the terms and subject to the conditions contained in the Confidentiality Agreement.

(b) Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to (i) bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids; (ii) any information the disclosure of which would jeopardize any privilege available to Seller, Seller Parent, any member of the NOARK Group or any of Seller’s Affiliates relating to such information or would cause Seller, Seller Parent, any member of the NOARK Group or any of Seller’s Affiliates to breach a confidentiality obligation; or (iii) any information the disclosure of which would result in a violation of Law. Notwithstanding the foregoing, Seller shall provide Buyer with appropriate substitute disclosure arrangements under circumstances in which the restriction of the preceding sentence apply. Buyer and Seller shall cooperate to ensure that the provision of access hereunder to Buyer and the Buyer Representatives shall comply in all respects with the FERC’s Standards of Conduct for Transmission Providers set forth in 18 C.F.R. Part 358, et seq.

(c) Buyer shall indemnify the Seller Indemnified Parties and their respective representatives, and save them harmless, effective as and from the date hereof, from and against any Damages that they or any of them may suffer or incur, or that may be made or brought against any of them, as a result of, in respect of, or arising out of any injury to the person or property of Buyer or the Buyer Representatives as a result of, or in connection with any site visits or inspections of the assets or properties of any Seller Indemnified Party. THE INDEMNIFICATION PROVISIONS IN THIS SECTION 5.8 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

(d) Promptly after the date of this Agreement, Seller shall request from each Person that made an Acquisition Proposal that such Person return to the NOARK Group or, if provided for in the relevant confidentiality agreement with such Person, destroy any and all confidential information relating to the NOARK Group previously furnished to such Person.

5.9 Supplying of Financial Statements and Regulatory Filings.

(a) After the date of this Agreement and prior to the Closing, Seller shall deliver to Buyer, as soon as available or filed, complete copies of (i) all regularly prepared audited or unaudited monthly, quarterly and annual financial statements of any of the NOARK Group prepared after the date of this Agreement, in a format historically utilized internally by the NOARK Group, and (ii) all reports, filings or submissions by the NOARK Group with any Governmental Authority.

(b) (i) Seller shall deliver to Buyer no later than 60 days after the Closing Date audited financial statements of the NOARK Group at and for the year ended December 31, 2008 in such form as may be required by any applicable securities laws to be filed with the Securities and Exchange Commission by Buyer as a result of the transactions contemplated by this Agreement, together with the unqualified audit opinion of the independent public accountants of the NOARK Group, (ii) Seller shall use its commercially reasonable efforts to cause the independent public accountants of the NOARK Group to provide to Buyer no later than the date on which such audited financial statements must be filed with the Securities and Exchange Commission any consent necessary to the filing of such financial statements with the Securities and Exchange Commission and any such customary representation letters as are necessary in connection therewith. Notwithstanding the foregoing, if at any time Buyer reasonably determines that such filings are not required under the applicable securities laws to be filed by Buyer with the Securities and Exchange Commission, (x) Buyer shall notify Seller in writing of such determination, (y) Seller shall be automatically released from its obligations under this Section 5.9(b), and (z) Buyer shall promptly instruct the Escrow Agent to release to Seller $2,500,000 of the balance in the Escrow Account in accordance with Section 2.7(c).

(c) Seller shall (i) file with the FERC no later than April 18, 2009 a completed Form 2 relating to OGT, including all exhibits required to be included therewith, all of which shall be in such form and covering such periods as may be required by FERC and

(ii) file the Report of Certification, generally referred to as the CPA Certification Statement, relating to such Form 2 with the FERC no later than May 18, 2009.

(d) Seller will use reasonable efforts to provide a draft of the Form 2 relating to OGT to Buyer in advance of filing such Form 2 with the FERC, and will reasonably consider Buyer’s comments to such Form 2.

5.10 Tax Matters.

(a) Responsibility for Filing Tax Returns and Paying Taxes. Seller shall prepare and file all Tax Returns required to be filed on or prior to the Closing Date by or with respect to any member of the NOARK Group and shall pay all Taxes due on or prior to the Closing Date from any member of the NOARK Group. In addition, with respect to any Tax Return required to be filed after the Closing Date by or for any member of the NOARK Group for a Prior Tax Period, Seller shall deliver to Buyer a draft of such Tax Return, along with a supporting calculation of the amount of Taxes due from each member of the NOARK Group, on or prior to the date that is 30 days prior to the due date for filing such Tax Return. With respect to any Tax Return required to be filed after the Closing Date by or for any member of the NOARK Group for a Straddle Tax Period, Buyer shall deliver to Seller a draft of such Tax Return, along with a statement of the amount of Taxes due each member of the NOARK Group for the Pre-Closing Tax Period with respect to such Tax Return, on or prior to the date that is 30 days prior to the due date for filing such Tax Return. On or before the date that is 5 days prior to the due date for payment of any Taxes due from any member of the NOARK Group for a Prior Tax Period or a Straddle Tax Period, Seller shall remit to Buyer an amount in cash equal to the excess (if any) of (i) the amount of Taxes due from such member of the NOARK Group for the Pre-Closing Tax Period, over (ii) the amount (if any) set forth as a liability for such Tax in the Final Closing Statement. Subject to the satisfaction of the obligations of Seller hereunder, Buyer shall file (or cause to be filed) any Tax Returns required to be filed after the Closing Date and pay (or cause to be paid) any Taxes due after the Closing Date, in each case with respect to any member of the NOARK Group for a Prior Tax Period or a Straddle Tax Period.

(b) Tax Refunds. Buyer shall pay to Seller within 2 Business Days of receipt any amounts received as a refund of Taxes paid by a member of the NOARK Group with respect to a Pre-Closing Tax Period provided the refund does not result from or relate to the carryback of any loss, deduction, credit or other Tax item arising or accruing in a Post-Closing Tax Period.

(c) Straddle Period Taxes. Liability for Taxes for any Straddle Tax Period shall be apportioned as follows: (i) property and similar ad valorem Taxes shall be apportioned on a ratable daily basis; and (ii) all other Taxes, including income Taxes, shall be apportioned based on an interim closing of the books of each appropriate member of the NOARK Group as of the end of the Closing Date. Any franchise Tax paid or payable with respect to any member of the NOARK Group shall be allocated to the Tax period during which the gross receipts, income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

(d) Information Sharing; Disputes over Tax Provisions. Buyer and Seller shall each provide the other with all information reasonably requested and necessary to prepare a Tax Return or conduct an audit or contest with respect to Taxes. The Accountant shall resolve any dispute between Buyer and Seller over the application of this Section 5.10 substantially in the manner described in Section 2.4(e).

(e) Tax Sharing Agreements. Any Tax sharing agreement between any member of the NOARK Group and Seller or any of Seller’s Affiliates (other than a member of the NOARK Group) shall be terminated as of the Closing Date and shall have no further effect with respect to any Pre-Closing Tax Period or Post-Closing Tax Period.

5.11 Release of Seller’s Security. Buyer shall use commercially reasonable efforts to replace, not later than 30 days after the Closing Date, all Seller’s Security (listed in Schedule 5.11 with new letters of credit, guaranties, or other security for post-Closing Date business operations of the NOARK Group, and concurrently therewith in each case to secure a release of the corresponding Seller’s Security. Buyer agrees to and shall reimburse Seller, its issuing banks and the respective guarantors of each member of the NOARK Group upon demand for all amounts paid and reasonable out-of-pocket expenses incurred under or in connection with any demand upon any of Seller’s Security related to post-Closing Date transactions, and shall reimburse Seller any additional costs incurred after Closing upon demand the cost of providing Seller’s Security for the period beginning on the Closing Date and continuing until release of all of Seller’s Security.

5.12 Marks.

(a) Buyer shall obtain no right, title, interest, license or any other right whatsoever to use the words “Atlas” or “Atlas Pipeline” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). From and after the Closing, Buyer agrees that it will cause the NOARK Group to cease using the Seller Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage, e-mail addresses, and as a referral or pointer to the acquired website) or uses associated with the provision of transition services (e.g. pipeline and meter station signage that contain the emergency phone number for Atlas Gas Control), and to cease such limited usage of the Seller Marks as promptly as possible after the Closing and in any event within 90 days following the Closing Date or the date at which time the applicable transition service is terminated, and remove, strike over or otherwise obliterate all Seller Marks from all assets and all other materials owned, possessed or used by the NOARK Group.

(b) Seller agrees that it and its Affiliates shall (i) as promptly as possible after the Closing and in any event within 90 days following the Closing Date, cease to make any use of the names “NOARK,” “Ozark Gas Gathering” or “Ozark Gas Transmission” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Buyer Marks”), and (ii) immediately after the Closing, cease to hold itself out as having an affiliation with the NOARK Group except for uses associated with the provision of transition services (e.g. Gas Control services). In furtherance thereof, as promptly as possible after the Closing and in any event within 90 days following the Closing Date, Seller shall remove, strike over or otherwise obliterate and shall cause its Affiliates to remove, strike over or otherwise obliterate all Buyer Marks from all assets and all other materials owned, possessed or used by Seller and its Affiliates.

(c) The Parties agree, because damages would be an inadequate remedy, that a Party seeking to enforce this Section 5.12 shall be entitled to seek specific performance and injunctive relief as remedies for any breach thereof in addition to other remedies available at law or in equity. This covenant shall survive indefinitely without limitation as to time.

5.13 Books and Records. From and after the Closing:

(a) Seller shall deliver to Buyer promptly following Closing a copy of any or all of the data room materials and other books and records relating to the business or operations of the NOARK Group (the “Ozark Documents”) in existence on the day of Closing and not already in the possession of the NOARK Group or Buyer, provided however, that Seller may retain (but shall preserve and keep in accordance with the following sentence) all Ozark Documents that do not exclusively or primarily relate to the Business or the NOARK Group. Seller and its respective Affiliates shall preserve and keep all Ozark Documents not delivered to Buyer on or before the Closing Date for a period of at least seven years after the Closing Date (the “Retention Period”). After the expiration of the Retention Period, before Seller shall dispose of any Ozark Documents, Seller shall give Buyer at least 90 days’ prior notice to such effect, and Buyer shall be given an opportunity, at its cost and expense, to remove and retain all or any Ozark Documents as Buyer may select. Seller shall provide to Buyer, at no cost or expense to Buyer, full access to the Ozark Documents as remain in Seller’s possession and full access to the properties and employees of Seller in connection with matters relating to the business or operations of the Ozark Gas Companies on or before the Closing Date and any disputes relating to this Agreement.

(b) Buyer shall preserve and keep a copy of the Ozark Documents that are or come into Buyer’s possession for the Retention Period. After the expiration of the Retention Period, before Buyer shall dispose of any Ozark Documents, Buyer shall give Seller at least 90 days’ prior notice to such effect, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any Ozark Documents as Seller may select. Buyer shall provide to Seller, at no cost or expense to Seller, full access to the Ozark Documents as remain in Buyer’s possession and full access to the properties and employees of Buyer and the members of the NOARK Group in connection with matters relating to the business or operations of the NOARK Group on or before the Closing Date and any disputes relating to this Agreement.

5.14 Confidentiality and Use of Information. For 2 years after Closing, except as required by any applicable Law, Governmental Authority, or applicable stock exchange rule, Seller and its Affiliates shall not directly or indirectly, disclose to any Person or use, any information (a) contained in the Ozark Documents; (b) not then in the public domain or generally known in the industry; or (c) acquired on a confidential basis from a source who, to the Knowledge of Seller, was bound by an agreement with Buyer or any member of the NOARK Group to keep such information confidential or otherwise prohibited from transmitting the information to Seller or any of its Affiliates by a contractual, legal or fiduciary obligation, in each case, acquired prior to the Closing Date, and relating to the Business (and not any other business of Seller) or the NOARK Group (collectively, the “Buyer Protected Information”), provided however, that Seller and its Affiliates may use the Ozark Documents and Buyer Protected Information to the extent necessary, in connection with any dispute or claim, tax matter relating to Seller’s prior ownership of the NOARK Group, or the transactions contemplated by the Transaction Documents.

5.15 No Solicitation of Transactions.

(a) At any time subsequent to the date hereof, and prior to the earlier to occur of the Closing or the termination of this Agreement under Section 8.1, Seller, its Affiliates and the NOARK Group shall not, directly or indirectly, through any officer, director, agent or employee of, or any investment banker, financial advisor, attorney, accountant or other representative retained by, Seller, the NOARK Group or any of their respective Affiliates (each a “Seller Party”) (i) solicit, initiate, seek or encourage (including by way of furnishing information or assistance) or take other action to facilitate any inquiries or the submission of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Proposal from any person other than Buyer (a “Third Party”), or (ii) engage in any discussions or negotiations relating thereto or in furtherance thereof or accept any Acquisition Proposal. Seller, any member of the NOARK Group and their respective Affiliates shall notify Buyer if a written Acquisition Proposal has been received. Seller, the NOARK Group and their respective Affiliates agree not to release any Third Party from, or waive any provision of, any confidentiality agreement relating to the sale of the Business, or any member of the NOARK Group.

(b) Upon execution by Seller of this Agreement, Seller and its Affiliates will terminate any solicitations, encouragement, activities, discussions and negotiations with any Person other than Buyer conducted heretofore by Seller, its Affiliates or the NOARK Group with respect to any Acquisition Proposal until the earlier of Closing or termination of this Agreement pursuant to Section 8.1.

5.16 Notifications and Business Permits. Buyer shall provide all notices and otherwise take all actions required to transfer or reissue any Business Permits, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement. Seller shall use commercially reasonable efforts to cooperate with Buyer to provide information necessary to apply for such Business Permits.

5.17 Employee Matters.

(a) Prior to the Closing Date, Seller shall provide Buyer with an updated list of the Subject Employees within 5 Business Days of the date upon which any change therein has occurred. On or before the Closing Date, Buyer or an Affiliate of Buyer (such entity that makes employment offers being the “Buyer Employer”) shall offer employment, which shall be contingent upon the occurrence of the Closing and the satisfaction of Buyer Employer’s pre-hiring requirements, to each Subject Employee that Buyer Employer desires to employ. Buyer shall inform Seller in writing of the identity of each Subject Employee to whom Buyer Employer has made an offer of employment (collectively, the “Offered Employees”). Each offer of employment to an Offered Employee shall be on terms and conditions determined by Buyer Employer in its sole discretion that are consistent with the provisions of this Section 5.17. As used in this Agreement, the term “Continuing Employee” means each individual who accepts an offer of employment from Buyer Employer as provided in the preceding provisions of this paragraph and who actually becomes employed by Buyer Employer in accordance with such offer. The “Hire Date” for each Continuing Employee shall be the Closing Date, except with respect to those individuals to whom employment offers are made and (i) who are not Actively Employed as of the Closing Date, in which case the Hire Date shall be the date upon which such individual is able to and does commence active duty with Buyer Employer, or (ii) with respect to whom Buyer and Seller have agreed will have a later Hire Date. “Actively Employed” shall mean that the individual is an employee of an Affiliate of Seller on the day immediately prior to the Closing Date and on the Closing Date such individual is performing his regular occupation for his employer (either at such employer’s usual places of business or at some location to which such employer’s business requires the employee to travel). It is understood and agreed that any Continuing Employee who is not Actively Employed as of the Closing Date shall not be eligible to participate in any Buyer Employer Employee Plan at any time prior to the date said Continuing Employee is in active duty with the Buyer Employer.

(b) Buyer Employer’s offer of employment to the Offered Employees shall (i) be at an annual salary or hourly wage rate that is not less than the annual salary or hourly wage rate that the Offered Employee was receiving immediately prior to the date of this Agreement, in accordance with the information contained in Schedule 3.21(f), and (ii) permit them, if they become Continuing Employees, to be eligible to participate in Employee Plans which are offered to similarly situated employees of Buyer Employer. Buyer Employer shall also provide severance benefits to any Continuing Employee who is terminated from employment by Buyer Employer without cause within 2 years following Closing. Such severance benefits shall be provided in exchange for a release of employment claims by such Continuing Employee and shall provide for payment of severance in the amount equal to (i) one week’s base pay for each year of service for a period up to 9 years’ service; plus (ii) two weeks’ base pay for each year of service in excess of 9 years’ service; plus (iii) one week’s base pay for each $10,000 of base salary, which total severance amount shall not be less than 12 weeks’ base pay nor more than 104 weeks’ base pay; and shall further provide for 6 months’ fully subsidized medical and dental COBRA coverage to the extent such coverage is elected by such Continuing Employee and shall also provide outplacement assistance and up to $2500 of tuition reimbursement assistance, both in accordance with Buyer Employer’s policies and procedures; provided, however, that such severance benefits shall not be payable to any Continuing Employee who has an employment or other agreement with Buyer, Seller, a member of the NOARK Group or any of their respective Affiliates, which provides for the payment of monies or other benefits upon termination of employment; provided, further, that Buyer Employer shall be permitted to document this requirement to provide severance benefits in a manner that satisfies the requirements of Section 409A of the Code (including specifying time of payment provisions or limitations on the amount and timing of the provision of benefits to exempt any benefits required to be provided hereunder from being subject to the requirements of Section 409A of the Code). Additionally, Buyer shall waive (or cause to be waived) any pre-existing condition limitation and eligibility waiting period under the group health plans (other than for purposes of retiree medical and dental benefits) provided by Buyer Employer to the Continuing Employees following Closing to the extent such exclusions and limitations were not imposed with respect to such Continuing Employee under the corresponding Seller Plans. From and after the applicable Hire Date, for purposes of (1) eligibility and benefit determination under the vacation and sick leave policies that are maintained after such date by the Buyer Employer and (2) determining the years of service of a Continuing Employee for purposes of calculating the severance benefit, if any, to which such Continuing Employee may become entitled pursuant to the preceding provisions of this Section 5.17(b), Buyer shall cause the Buyer Employer to recognize each Continuing Employee’s years of service with Seller and its Affiliates based on such Continuing Employee's date of hire as set forth in Schedule 3.21(f). As applied to the Continuing Employees, the current Buyer Employer’s retirement savings plan (401(k)) will not impose a waiting period for enrollment and will provide for 100% vesting with respect to employer matching contributions.

(c) Between the date hereof and the Closing Date, Seller and its Affiliates shall provide Buyer and its Affiliates, as applicable, with reasonable access to the Subject Employees and shall not take any action to discourage any Offered Employee from accepting an offer of employment from Buyer Employer.

(d) On or before the second customary payroll of an Affiliate of Seller occurring after each Continuing Employee’s Hire Date, Seller and Seller’s Affiliates (other than the NOARK Group), as applicable, shall pay the Continuing Employee all amounts owed to the Continuing Employee for accrued but unused paid-time-off (PTO) under the Seller Plans.

(e) Seller shall provide, or shall cause an Affiliate of Seller (other than the NOARK Group) to provide, COBRA continuation coverage (within the meaning of Section 4980B of the Code and the Treasury regulations thereunder) to all individuals who are M & A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury regulation section 54.4980B-9) with respect to the transactions contemplated by this Agreement for the duration of the period to which such individuals are entitled to such coverage. Seller shall take any and all necessary actions to ensure that Buyer, the NOARK Group and their respective Affiliates are not required to provide such continuation coverage to any such individual at any time.

(f) Other than the Change of Control Agreements, Buyer and its Affiliates shall not, and from and after the Closing Date, the NOARK Group shall not, have any responsibility or liability with respect to the Seller Plans. This Section 5.17 is not intended to confer upon any Subject Employee, Offered Employee or Continuing Employee any rights or remedies hereunder. Nothing in this Agreement shall require or be construed or interpreted as requiring Buyer, Buyer Employer or any of their Affiliates to continue the employment of any of the Continuing Employees following the Closing Date, or to prevent Buyer, Buyer Employer or any of their Affiliates from changing the terms and conditions of employment (including compensation and benefits) of any of the Continuing Employees following the Closing Date. As of each Continuing Employee’s Hire Date, such Continuing Employee will be an “employee at will,” and, accordingly, as of such date, the employment of such Continuing Employee may be terminated by Buyer Employer or its Affiliates without cause or prior notice.

5.18 Non-Competition; Non-Solicitation.

(a) Unless otherwise consented to in writing by Buyer, Seller agrees that during the Restricted Period, neither Seller nor any of its Affiliates will, either directly or indirectly, on its own behalf or in the service or on behalf of others, engage in any Competing Business, including: (i) act as an agent, representative, consultant, manager, or operator of a Competing Business, including provide managerial, supervisory, administrative, financial or consulting services or assistance to any Competing Business; (ii) participate in any Competing Business as an owner, investor, member, partner, limited partner, joint venturer, creditor or shareholder whether such participation is as to a beneficial interest or record interest; or (iii) communicate to any Competing Business the names or addresses or any other information concerning any past, present, or identified prospective client or customer of the NOARK Group, or independent contractor, client or customer of the NOARK Group; provided, however, nothing in this Section 5.18 shall be deemed to prohibit Seller or any of its Affiliates from (i) owning, directly or indirectly, less than five percent (5%) of any class of securities issued by a Person, directly or indirectly, engaged in any Competing Business which securities are publicly traded; or (ii) acquiring any assets or business in which the portion thereof constituting a Competing Business does not represent more than 25% of the total net book value of such assets or business.

(b) Unless otherwise consented to in writing by Buyer, Seller agrees that during the Restricted Period, neither Seller nor any of its Affiliates will, either directly or indirectly, on its own behalf or in the service or on behalf of others: (i) solicit, divert or appropriate to or for a Competing Business (A) any Person that is a customer or client of the Business at or after Closing, or (B) any Person that was a customer or client of the Business during the two (2) year period preceding the Closing; or (ii) attempt to solicit, divert or appropriate to or for a Competing Business any such Person.

(c) Unless otherwise consented to in writing by Buyer, Seller agrees that during the Restricted Period, neither Seller nor any of its Affiliates will, either directly or indirectly, on its own behalf or in the service or on behalf of others: (i) solicit, divert or hire away to or for itself, an Affiliate of Seller or a Competing Business any Continuing

Employee; or (ii) attempt to solicit, divert or hire away to or for itself, an Affiliate of Seller or a Competing Business any Continuing Employee, except if the employment of such Continuing Employee has been terminated by Buyer, or any of its Affiliates after Closing, prior to commencement of employment discussions between such Continuing Employee and Seller or any of its Affiliates, provided that the foregoing shall not prohibit bona fide public non-targeted solicitations for employees by Seller (whether posted on a public site on the Internet or in a newspaper, magazine or other publication of general circulation).

5.19 Claims Made Tail Policy. Upon Buyer’s written request, Seller shall obtain and maintain, at Buyer’s cost, director and officer “claims made” insurance policies covering the Business as of the date hereof but solely with respect to acts or events occurring prior to the Closing for the benefit of the NOARK Group and their respective directors and officers, and Seller shall make reasonable attempts to have such policies in place as of the Closing and shall keep such policies in place until the sixth anniversary date of the Closing; provided, however, that at any time after Closing but prior to the sixth anniversary date of the Closing Date, Buyer may elect to terminate Seller’s obligation to maintain such director and officer “claims made” insurance policies by delivering written notice of this election to Seller, and upon receipt of such written notice from Buyer, Seller shall promptly terminate such director and officer “claims made” insurance policies and remit to Buyer any premium refund received by Seller.

5.20 NES. Prior to Closing, Seller shall cause NOARK to divest or otherwise transfer all of its equity interests in NES to either Seller or one of Seller’s Affiliates (other than any member of the NOARK Group) without any indemnification or other residual liability on the part of any of the NOARK Group. For the avoidance of doubt, neither NES nor the equity interests in NES shall be considered part of the NOARK Group or the Business at any time.

5.21 Cancellation of Intercompany Payables. On or prior to the Closing, Seller shall (and shall cause its Affiliates, if applicable, to) cancel any and all Intercompany Payables and shall, and shall cause its Affiliates, if applicable, irrevocably to release the NOARK Group from all Intercompany Payables.

5.22 Delivery of Data Room Documents. Seller shall deliver to Buyer two copies of a CD-ROM containing all documents posted in the Data Room at any time on or before April 5, 2009 no later than 2 days after the date of this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

6.1 Conditions of Buyer to Closing. The obligations of Buyer to effect the transactions contemplated by this Agreement at the Closing are subject to the following conditions:

(a) Representations, Warranties and Covenants of Seller.

(i) The representations and warranties of Seller set forth in Article III of this Agreement shall be true and correct (without giving effect to any Materiality Qualifier) as of the date of this Agreement and on the Closing Date as if made on such date, except to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect;

(ii) Seller shall have performed in all material respects all other covenants required of it by this Agreement to be performed on or prior to the Closing; and

(iii) Seller shall have furnished Buyer at the Closing with a certificate to the effect that each of the conditions set forth in clauses (i) and (ii) has been satisfied as of the Closing.

(b) Governmental Approvals. All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities (other than those customarily obtained post-Closing) that are required under applicable Law to consummate the transactions contemplated by this Agreement shall have been obtained, and any applicable waiting period under the HSR Act shall have expired or been terminated.

(c) Litigation. There shall not be in force any Order or proceeding by or before any Governmental Authority of competent jurisdiction or arbitrator with binding authority to arbitrate the matter in question that restrains, enjoins, prohibits, invalidates or otherwise prevents the consummation of the transactions contemplated by this Agreement.

(d) Assignment of Equity Interests. The Assignment shall have been completed.

(e) Resignations of Officers and Managers. The resignations (or evidence of removal) of each officer or manager of each of the NOARK Group that is also an employee of Seller or any of Seller’s Affiliates (other than the NOARK Group), in each case effective as of the Closing.

(f) NES. The divestment of NES contemplated by Section 5.20 shall be complete.

(g) Absence of Material Adverse Effect. Since the date of this Agreement no Material Adverse Effect shall have occurred.

6.2 Conditions of Seller to Closing. The obligations of Seller to effect the transactions contemplated by this Agreement at the Closing shall be subject to the following conditions:

(a) Representations, Warranties and Covenants of Buyer.

(i) The representations and warranties of Buyer set forth in Article IV of this Agreement shall be true and correct (without giving effect to any Materiality Qualifier) as of the date of this Agreement and on the Closing Date as if made on such date, except to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Buyer Material Adverse Effect;

(ii) Buyer shall have performed in all material respects all covenants required of it by this Agreement to be performed on or prior to the Closing, and

(iii) Buyer shall have furnished Seller at the Closing with a certificate to the effect that each of the conditions set forth in clauses (i) and (ii) has been satisfied as of the Closing.

(b) Governmental Approvals. All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities (other than those customarily obtained post-Closing) that are required under applicable Law to consummate the transactions contemplated by this Agreement shall have been obtained, and any applicable waiting period under the HSR Act shall have expired or been terminated.

(c) Litigation. There shall not be in force any Order or proceeding by or before any Governmental Authority of competent jurisdiction or arbitrator with binding authority to arbitrate the matter in question that restrains, enjoins, prohibits, invalidates or otherwise prevents the consummation of the transactions contemplated by this Agreement.

(d) Payment of Purchase Price. Seller shall have received the Purchase Price, less the Escrow Amount and as adjusted pursuant to Section 2.4(b).

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties set forth in Articles III and IV of this Agreement shall survive until twelve months following the Closing Date, at which time such representations or warranties will terminate and no indemnification obligations or any other action, claim or proceeding will be associated therewith, based thereon or otherwise brought, claimed or noticed following such termination; provided, however, that (a) the representations and warranties of Seller set forth in Section 3.14 (Taxes) shall survive until 30 days after the expiration of the applicable statute of limitations; (b) the representations and warranties of Seller set forth in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.4 (Authority), Section 3.8(c) (No Undisclosed Liabilities; No Adverse Changes) and Section 3.17 (Brokers) (collectively, the “Seller Fundamental Representations”) and Section 4.1 (Organization), Section 4.2 (Authority) and Section 4.5 (Brokers) shall survive indefinitely; and (c) the representations and warranties of Seller set forth in Section 3.13 (Environmental) shall survive until the third anniversary of the Closing Date. Notwithstanding the survival periods set forth above, as to each claim for indemnification under this Agreement regarding a representation or warranty that is validly made before expiration of such representation or warranty, such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.

7.2 Survival of Covenants and Agreements. The covenants and agreements of the Parties hereto in this Agreement and the documents to be executed in connection with this

Agreement shall survive the Closing indefinitely unless a different survival period is indicated by their respective terms.

7.3 Indemnification of Buyer Indemnified Parties.

(a) Following the Closing, Seller will indemnify, defend, and hold harmless Buyer, the NOARK Group and their officers, members, partners, directors, employees, Subsidiaries and Affiliates (the “Buyer Indemnified Parties”) from any and all damages, loss, Liability, claim or expense (including reasonable attorneys’ fees) (“Damages”) arising, directly or indirectly (i) from or in connection with any failure of any representation or warranty made by Seller in this Agreement or any closing certificate delivered pursuant to this Agreement to be true and correct as of the Closing (as if made anew at and as of the Closing, and (ii) the breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement, provided, however, that with regard to breaches resulting from or in connection with failure of any representation or warranty made by Seller in this Agreement (x) Seller shall only be liable under this Section 7.3(a) to the extent that the aggregate amount of Damages exceed 0.7% of the Final Purchase Price (the “Deductible Amount”), and then only to the extent of such excess, and (y) in no event shall Seller’s aggregate liability to the Buyer Indemnified Parties under this Section 7.3(a) exceed 20% of the Final Purchase Price (the “Cap Amount”). Notwithstanding the foregoing, (A) the Deductible Amount shall not apply to breaches of the Seller Fundamental Representations or the representations and warranties contained in Section 3.8(a) (No Undisclosed Liabilities, No Adverse Changes) with respect to indebtedness for borrowed money only, or Section 3.14 (Taxes) and (B) the Cap Amount shall not apply to breaches of the Seller Fundamental Representations or the representations and warranties contained in Section 3.8(a) (No Undisclosed Liabilities, No Adverse Changes) with respect to indebtedness for borrowed money only, or Section 3.14 (Taxes); provided, however, that in no event shall Seller’s liability to the Buyer Indemnified Parties for breach of any of the Seller Fundamental Representations exceed the amount of the Final Purchase Price.

(b) Following the Closing, Seller will indemnify, defend, and hold harmless the Buyer Indemnified Parties against any and all Damages arising, directly or indirectly, from (i) NOARK’s ownership of NES or otherwise arising from NES or its business, operations, activities, assets or liabilities or (ii) any member of the NOARK Group having been a member of an affiliated, consolidated, combined or unitary group (other than the NOARK Group) for any period prior to Closing, including pursuant to Treasury Regulations 1.1502-6 or any analogous or similar state, local or foreign law.

7.4 Indemnification of Seller Indemnified Parties. Following the Closing, Buyer will indemnify, defend, and hold harmless Seller and its partners, officers, directors, employees, Subsidiaries and Affiliates (the “Seller Indemnified Parties”) from and against any and all Damages arising, directly or indirectly, from or in connection with (i) any failure of any representation or warranty made by Buyer in this Agreement or any closing certificate delivered pursuant to this Agreement to be true and correct as of the Closing (as if made anew at and as of the Closing), and (ii) the breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement.

7.5 Procedures.

(a) If a Buyer Indemnified Party or Seller Indemnified Party that is entitled to seek indemnification under Section 7.3 (an “Indemnified Party”) has a claim for indemnification under this Article VII, other than a claim for indemnification that involves a Third Party Claim, it shall give written notice (a “Claim Notice”) to Seller or Buyer, as applicable (in each case, the “Indemnifying Party”), which notice shall describe in reasonable detail to the extent then known the nature of such claim and the factual basis and circumstances surrounding the same and set forth an estimate of the amount of Damages attributable to such claim. The Indemnifying Party shall, within 30 days after its receipt of a Claim Notice, notify the Indemnified Party in writing as to whether the Indemnifying Party admits or disputes the claim described in the Claim Notice. If the Indemnifying Party gives written notice that it admits the indemnification claim described in the Claim Notice, then the Indemnified Party shall be entitled to indemnification pursuant to the provisions of this Article VII, and subject to the limitations hereof, with respect to the estimated amount of Damages stated in the Claim Notice. If the Indemnifying Party notifies the Indemnified Party in writing that it disputes the claim for indemnification, or that it admits the entitlement of the Indemnified Party to indemnification under this Article VII with respect thereto but disputes the amount of the Damages in connection therewith, then in either of such cases the indemnification claim described in the Claim Notice shall be a disputed indemnification claim that must be resolved by settlement between the Indemnified Party and the Indemnifying Party or by proceedings commenced in an appropriate court of competent jurisdiction by either the Indemnifying Party or the Indemnified Party or by any other mutually agreeable method.

(b) If an Indemnified Party receives notice of the assertion or commencement of any claim, demand, action, suit or proceeding made or brought by any Person who or which is not a Party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought is obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party prompt written notice thereof, but in any event not later than 10 Business Days after receipt of such written notice of such Third Party Claim (the “Third Party Claim Notice”). Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. Within 15 days after receipt of the Third Party Claim Notice, the Indemnifying Party shall notify the Indemnified Party in writing that Indemnifying Party either (i) disputes the right of the Indemnified Party to indemnification under this Article VII with respect to the Third Party Claim or (ii) admits the right of the Indemnified Party to indemnification under this Article VII with respect to Damages arising in connection with the Third Party Claim. The failure of the Indemnifying Party to respond to the Indemnified Party within such 15-day period after receipt of a Third Party Claim Notice shall be deemed to constitute a response by the Indemnifying Party that it disputes the right of such Indemnified Party to indemnification under this Article VII with respect to that Third Party Claim.

(c) If the Indemnifying Party admits in writing that the Indemnified Party is entitled to indemnification under this Article VII with respect to a Third Party Claim, then in such event (i) the Indemnifying Party shall diligently defend the Third Party Claim with counsel approved by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed) and (ii) the Indemnifying Party shall not enter into any settlement of the Third Party Claim unless such settlement is approved in writing by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that with respect to any claim related to Taxes, such claim shall be defended by the Person who has legal liability for the claim subject to the control of the Indemnifying Party and the approval rights of clause (ii). The costs and expenses of such defense shall be payable by the Indemnifying Party. If, however, (i) the Indemnifying Party at any time fails to so conduct the defense of the Third Party Claim or (ii) the Indemnified Party, (A) determines in good faith that there is a reasonable probability that a proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to full indemnification under this Agreement or (B) upon consultation with counsel has reasonably determined in its good faith judgment that joint representation by counsel for the Indemnified Party and the Indemnifying Party violates or would violate applicable ethical and professional rules, then the Indemnified Party (upon notice to the Indemnifying Party) may participate, together with counsel for the Indemnifying Party, in the defense, compromise or settlement of such Third Party Claims, and the reasonable costs and expenses of such participation shall be payable by the Indemnifying Party.

(d) If the Indemnifying Party disputes in good faith the right of the Indemnified Party to indemnification under this Article VII with respect to the Third Party Claim described in a Third Party Claim Notice, then in such event (i) the Indemnified Party may defend the Third Party Claim with counsel of its choice; provided, however, that the Indemnified Party (x) shall diligently defend such Third Party Claim and (y) may not enter into a settlement thereof without obtaining approval of the Indemnifying Party (which approval shall not be unreasonable withheld, conditioned or delayed), unless the Indemnified Party will not be seeking indemnification for any amounts paid pursuant to such settlement thereof or for any other consequences (except to the extent such settlement would not prejudice the rights of the Indemnifying Party); and (ii) the amount of Damages incurred by the Indemnified Party in connection with such Third Party Claim shall be a disputed indemnification claim to be resolved by settlement between the Indemnifying Party and the Indemnified Party or by proceedings commenced in an appropriate court of competent jurisdiction by either the Indemnifying Party or the Indemnified Party or by any other mutually agreeable method.

(e) A failure to give timely notice or to include any specified information in any notice as provided in Section 7.5(a) or 7.5(b) will not affect the rights or obligations of any Party hereunder, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice or information was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

7.6 Exclusive Remedy and Release. Except as set forth in Section 8.17, the indemnification and remedies set forth in this Article VII shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement. EXCEPT WITH RESPECT TO CLAIMS IDENTIFIED IN THE PREVIOUS SENTENCE, EFFECTIVE UPON THE CLOSING, BUYER HEREBY WAIVES, RELEASES, ACQUITS AND FOREVER DISCHARGES SELLER AND ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, PARTNERS, STOCKHOLDERS, EMPLOYEES OR AGENTS, OR ANY OTHER PERSON ACTING ON BEHALF OF SELLER, OF AND FROM ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, DEMANDS, RIGHTS, DAMAGES, COSTS, EXPENSES, LOSSES OR COMPENSATION WHATSOEVER, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, WHICH BUYER NOW HAS OR MAY HAVE OR WHICH MAY ARISE AFTER THE CLOSING DATE DIRECTLY OR INDIRECTLY, INCLUDING WITHOUT LIMITATION ANY OF THE FOREGOING THAT IS FROM OR RELATING TO THE POSSESSION, USE, HANDLING, MANAGEMENT, DISPOSAL, INVESTIGATION, REMEDIATION, CLEANUP OR RELEASE OF ANY WASTES OR OTHER SUBSTANCES GOVERNED BY ENVIRONMENTAL LAWS OR ANY ENVIRONMENTAL LAW APPLICABLE THERETO; PROVIDED, HOWEVER, THAT THE FOREGOING DOES NOT APPLY WITH RESPECT TO ANY ACTIONS TAKEN BY SELLER OR ITS AFFILIATES AFTER THE CLOSING DATE NOT OTHERWISE PROVIDED FOR UNDER ANY OF THE TRANSACTION DOCUMENTS.

ARTICLE VIII

MISCELLANEOUS

8.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement may be terminated at any time before the Closing as follows:

(a) by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;

(b) by Buyer, if there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement that would give rise to the failure of a condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within 30 days after written notice thereof from Buyer, provided that Buyer is not in material breach of any of its representations, warranties or covenants contained in this Agreement at such time;

(c) by Seller, if there has been a material breach by Buyer of any representation, warranty or covenant contained in this Agreement that would give rise to the failure of a condition to the obligations of Seller at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within 30 days after written notice thereof from Seller, provided that Seller is not in material breach of any of its representations, warranties or covenants contained in this Agreement at such time;

(d) by either Buyer or Seller if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(e) by either Buyer or Seller, if the transactions contemplated hereby have not been consummated within 180 days after the date of this Agreement; provided, however, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.1(e) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.

8.2 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party hereto with respect thereto, but nothing herein shall relieve any Party from Liability for any breach prior to such termination.

8.3 No Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract; provided, however, that the indemnification provisions in Article VII shall inure to the benefit of Buyer Indemnified Parties and Seller Indemnified Parties as provided herein.

8.4 Expenses. Except as otherwise expressly provided herein, each Party hereto shall bear all of its legal, accounting and other costs and expenses incident to the negotiation of this Agreement and the performance of the transactions contemplated hereby.

8.5 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder or under any document delivered pursuant hereto shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, or by facsimile or telecopy to the addresses or facsimile numbers, as appropriate, as set forth below.

If to Seller, to:

Atlas Pipeline Mid-Continent LLC

c/o Atlas Pipeline Partners, L.P.

1845 Walnut Street, 10th Floor

Philadelphia, Pennsylvania 19103

Attention: General Counsel – Lisa Washington

Facsimile: (215) 553-8427

with a copy to:

Jones Day

717 Texas St., Ste. 3300

Houston, Texas 77002

Attn: Jeff Schlegel

Fax: (832) 239-3600

and if to Buyer, to:

Spectra Energy Partners OLP, LP,

c/o Spectra Energy Partners, LP

5400 Westheimer Court

Houston, Texas 77056

Attn: President and Chief Executive Officer, Gregory J. Rizzo

Fax: (713) 989-1818

with a copy to:

Spectra Energy Partners, LP

5400 Westheimer Court

Houston, Texas 77056

Attn: General Counsel

Fax: (713) 989-3190

or to such other address or facsimile number as may have been specified by like notice.

8.6 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of the Agreement.

8.7 Entire Agreement. The Transaction Documents, the documents to be executed thereunder and the exhibits and Schedules attached thereto constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

8.8 Waiver. Any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other Party hereto or (b) waive compliance with any of the agreements of any other Party or with any conditions to its own obligations. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Party.

8.9 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto. No supplement, alteration or modification of this Agreement shall be binding unless executed in writing by the Parties hereto.

8.10 Public Statements. No Party (or Affiliate thereof) shall issue a press release announcing the execution and delivery of this Agreement, or the Closing of the transactions contemplated by this Agreement without the prior written consent of Buyer and Seller, which consent shall not be unreasonably withheld, except as required by applicable Law or the applicable rules or regulations of any securities exchange or Governmental Authority, as reasonably determined by legal counsel for the Party issuing such press release.

8.11 Assignment. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns, but no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party to this Agreement.

8.12 Independent Covenants. The covenants contained herein are independent and separate, and in the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

8.13 Governing Law. This Agreement and the other documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the Laws of the State of New York, without giving effect to principles of conflicts of law.

8.14 Jurisdiction; Venue. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any state or federal court of competent jurisdiction in New York, New York and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 8.5 will be deemed effective service of process on such Party.

8.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument. A facsimile counterpart of this Agreement shall be sufficient to bind a Party hereto to the same extent as an original.

8.16 Limitation of Liability. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANY OTHER PARTY OR ANY INDEMNIFIED PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OR ANY PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY BREACH OR ALLEGED BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT IN THIS AGREEMENT), WHETHER SUCH DAMAGES ARE BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY,

INCLUDING DIMINUTION OF VALUE OR DAMAGES DETERMINED AS A MULTIPLE OF INCOME.

8.17 Specific Enforcement. The Parties acknowledge that, in view of the uniqueness of the Business and the transactions contemplated hereby, Buyer and Seller will not have an adequate remedy at Law for money damages in the event that this Agreement has not been performed in accordance with its terms by the other Parties, and therefore, the Parties agree that Buyer or Seller, as the case may be, shall be entitled to specific enforcement of the terms hereof with respect to the transactions contemplated hereby (including without limitation to compel a Party to consummate the transactions contemplated by this Agreement in order to effect the Closing, subject to the terms and conditions of this Agreement) in the event of breach by the other Party in addition to any other remedy to which the Parties may be entitled, at Law or in equity, for such breach. In addition, the Parties agree that any breach of any covenants or agreements set forth in this Agreement by Seller may cause Buyer irreparable injury and damage. Seller, therefore, expressly agrees that Buyer shall be entitled to seek injunctive and/or other equitable relief to prevent an anticipatory or continuing breach and to secure enforcement of any part of such covenants or agreements. Nothing herein shall be construed as a waiver by Buyer or Seller of any right they may now have or hereafter acquire to monetary damages from the other Parties by reason of any injury to its property, or otherwise arising out of any breach or any otherwise wrongful act or omission by such Parties.

8.18 Further Assurances. The Parties shall execute and deliver any and all other instruments or documents and take such other and further action as may be reasonably necessary or appropriate in order to give effect to the terms and provisions of this Agreement.

8.19 Parent Guaranty.

(a) Seller Parent hereby unconditionally and irrevocably guarantees all obligations of Seller now or hereafter existing under this Agreement and the Assignment, including Article VII, and any and all expenses (including reasonable counsel fees and expenses) incurred by Buyer in enforcing any rights under this Agreement (collectively, the “Seller Obligations”). Buyer Parent hereby unconditionally and irrevocably guarantees all obligations of Buyer now or hereafter existing under this Agreement, including Article VII, and any and all expenses (including reasonable counsel fees and expenses) incurred by Seller in enforcing any rights under this Agreement (collectively, the “Buyer Obligations,” and together with the Seller Obligations, as applicable to each respective Party, the “Obligations”). For the purposes of this Section 8.19: (i) the term “Guarantor” shall refer to either Seller Parent or Buyer Parent, as applicable; (ii) the term “Obligor” shall refer to either Seller or Buyer, as applicable; and (iii) the term “Beneficiary” shall mean either Seller or Buyer, as applicable, that is the intended beneficiary of the relevant parent guaranty.

(b) Guarantor guarantees that the Obligations will be performed strictly in accordance with the terms of this Agreement, regardless of any Law, regulation or Order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Obligor with respect thereto. The liability of Guarantor under this Section 8.19 shall be absolute and unconditional irrespective of (i) any lack of validity, enforceability or genuineness of any provision of this Agreement or any other agreement or instrument relating thereto, (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement, (iii) any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or (iv) any other circumstance which might otherwise constitute a defense available to or a discharge of Obligor or Guarantor.

(c) The guaranty set forth in this Section 8.19 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Beneficiary upon the insolvency, bankruptcy or reorganization of Obligor or otherwise, all as though such payment had not been made. Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this guaranty. Guarantor hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against Beneficiary that arise from the existence, payment, performance or enforcement of Guarantor’s respective obligations under this guaranty or this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Beneficiary against Obligor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to Guarantor in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Obligations and all other amounts payable under this guaranty and the termination date, such amount shall be held in trust for the benefit of Beneficiary, shall forthwith be paid to Buyer to be credited and applied to the Obligations and all other amounts payable under this guaranty, in accordance with the terms of this Agreement and this guaranty, or to be held as collateral for any Obligations or other amounts payable under this guaranty thereafter arising.

(d) The guaranty by Buyer Parent set forth in this Section 8.19 shall (i) remain in full force and effect until the first anniversary of the Closing Date or the termination of this Agreement, provided, however, that if Buyer Parent has been notified in writing of any claims with regard to Buyer Obligations prior to the first anniversary of the Closing Date, it shall remain in full force and effect until discharge or payment in full of the Obligations, (ii) be binding upon Buyer Parent and its respective successors and assigns, and (iii) inure to the benefit of and be enforceable by Beneficiary and its successors, transferees and assigns.

(e) The guaranty by Seller Parent set forth in this Section 8.19 shall (i) remain in full force and effect until the third anniversary of the Closing Date, provided, however, that if Buyer Parent has been notified in writing of any claims with regard to Seller Obligations prior to the third anniversary of the Closing Date, it shall remain in full force and effect until discharge or payment in full of such Seller Obligations and all other amounts payable under this guaranty (if any), (ii) be binding upon Seller Parent and its respective successors and assigns, and (iii) inure to the benefit of and be enforceable by Beneficiary and its successors, transferees and assigns

(g) Each Guarantor hereby makes the same representations set forth in Sections 3.1, 3.4, and 3.5, modified only to reflect that both Guarantors are limited partnerships and are organized under the laws of the State of Delaware. Except as provided in this Section 8.19, the Guarantors are not making any representations, warranties or covenants under this Agreement.

(f) Beneficiary agrees that Guarantor shall have no obligation under this Agreement except for the guaranty set forth in this Section 8.19.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Securities Purchase Agreement as of the date first above written.

SELLER:

Atlas Pipeline Mid-Continent LLC, a Delaware limited liability company

By:
Name:
Title:

SELLER PARENT (solely for the purpose of Section 8.19):

Atlas Pipeline Partners, L.P., a Delaware limited partnership

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:
Name:
Title:

[Signature Page to the Securities Purchase Agreement]

BUYER:

Spectra Energy Partners OLP, LP, a Delaware limited partnership

By:	Spectra Energy Partners OLP GP, LLC, its general partner

By:
Name:
Title:

BUYER PARENT (solely for the purpose of Section 8.19):

Spectra Energy Partners, LP

By:	Spectra Energy Partners (DE) GP, LP, its general partner

	By:	Spectra Energy Partners GP, LLC, its general partner

By:
Name:
Title:

[Signature Page to the Securities Purchase Agreement]